UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Friedman, Billings, Ramsey Group, Inc.

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FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

Friedman, Billings, Ramsey Group, Inc., a Virginia corporation, will hold its annual meeting of shareholders at the Park Hyatt Washington Hotel, 1201 24th Street, NW, Washington, DC, on Thursday, June 5, 2008, at 1:00 p.m., to vote on the following proposals:

1.	The election of eight directors for a term of one year each;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	The transaction of such other business as may properly come before the annual meeting of shareholders or any adjournment or postponement thereof.

Only holders of shares of FBR Group Class A common stock and shares of FBR Group Class B common stock outstanding at the close of business on the record date, April 24, 2008, are entitled to notice of and to vote at the annual meeting of shareholders. This notice, the attached proxy statement and the enclosed proxy card are first being mailed to shareholders as of the record date on or about April 30, 2008. A list of shareholders will be available at the annual meeting and for ten days prior to the annual meeting at our principal executive office, which is located at 1001 Nineteenth Street North, Arlington, Virginia 22209.

By Order of the Board of Directors,

William J. Ginivan
Executive Vice President and Chief Legal Officer

Arlington, Virginia

April 30, 2008

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 5, 2008

This notice, our 2008 proxy statement attached to this notice and our 2007 Annual Report on Form 10-K, are available free of charge on our Internet website at http://group.fbr.com/index.asp under “Investor Relations.”

PROXY STATEMENT

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

1001 Nineteenth Street North

Arlington, Virginia 22209

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 5, 2008

APPROXIMATE DATE OF MAILING—APRIL 30, 2008

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The Board of Directors (“Board” or “Board of Directors”) of Friedman, Billings, Ramsey Group, Inc. (“we,” “us,” “our company” or “FBR Group”) is soliciting your proxy in connection with the 2008 annual meeting of shareholders to be held on June 5, 2008. At the annual meeting, shareholders will consider and vote on the proposals described in this proxy statement. See “Proposal 1—Election of Directors” and “Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm.”

Who Can Vote

You are entitled to vote your FBR Group Class A or Class B common stock if our records showed that you held your shares at the close of business on the record date, April 24, 2008. At the close of business on that date, a total of 147,835,372 shares of FBR Group Class A and 11,669,170 shares of FBR Group Class B common stock were outstanding and entitled to vote. Each share of FBR Group Class A common stock has one vote. Each share of FBR Group Class B common stock has three votes.

Voting Your Proxy

If your shares are held by a broker, bank or other nominee (held in “street name”), you will receive from them instructions that you must follow in order to have your shares voted.

If you hold your shares in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, you may instruct the proxies how to vote by signing, dating, and mailing the proxy card in the postage paid envelope that we have provided for you. Of course, you may always come to the meeting and vote your shares in person. If you decide to vote by proxy, the proxies will vote your shares in accordance with your voting instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted by the proxies as recommended by our Board of Directors. See “—Board Recommendation.”

Matters to be Presented

We are not now aware of any matters to be presented other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares.

Revoking Your Proxy

If your shares are held in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions.

If you hold your shares in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, and wish to revoke your proxy instructions, you must advise the Corporate Secretary in writing before the proxies vote your common stock at the meeting, deliver later proxy instructions or attend the meeting and vote your shares in person. Attendance at the meeting, by itself, is not sufficient to revoke your proxy instructions.

How Votes Are Counted

A majority of the outstanding shares of FBR Group Class A and Class B common stock, present or represented by proxy, constitutes a quorum. A quorum is required to conduct the annual meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting. Shares held in street name that are not voted on any matter will not be included in determining whether a quorum is present.

Voting by Record Holders

If you hold shares in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, you may either vote for or withhold your vote from each nominee for election to the Board of Directors, and you may vote for, against, or abstain from the ratification or the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If you just sign and submit your proxy card without voting instructions, your shares will be voted for each director nominee and for ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Voting By Street Name Holders

If your shares are held in street name by a broker, bank or other nominee, follow the voting instructions you receive from your nominee. If you want to vote in person, you must obtain a legal proxy from your nominee and bring it to the meeting. If you do not submit voting instructions to your nominee, your nominee may still be permitted to vote your shares under the following circumstances:

•

Discretionary items. The election of directors and ratification of the appointment of the independent registered public accounting firm are discretionary items. Generally, brokers, banks and other nominees that do not receive instructions from street name holders may vote on these proposals in their discretion.

•

Non-discretionary items. Generally, under the rules of the New York Stock Exchange (“NYSE”), nominees who have not received specific voting instructions from street name holders may not vote on non-discretionary items. Non-discretionary items will not be acted on at the meeting.

Vote Required to Elect Directors

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. Votes “withheld” from a nominee’s election and broker non-votes will have no impact on the outcome of the election of the nominees for director.

Vote Required to Ratify Appointment of PricewaterhouseCoopers LLP

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008 requires the votes cast in favor of the ratification exceed the number of votes opposing the ratification. Abstentions and broker non-votes will have no impact as they are not counted as votes cast.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the election of each nominee for director and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Cost of This Proxy Solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, a number of our employees, including our officers, may solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained D.F. King & Co. to assist in the solicitation of proxies for a fee of $10,500 plus reasonable out-of-pocket costs and expenses. We will, on request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to street name holders to obtain their voting instructions.

Attending the Annual Meeting

If you attend the meeting in person you will be asked to present photo identification, such as a driver’s license. If you hold your shares in your own name as a holder of record with our transfer agent, American Stock & Transfer Trust Company, and plan to attend the annual meeting, please indicate this when you vote. If you hold your common stock in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank, broker or other nominee are examples of proof of ownership. If you want to vote your common stock held in street name in person, you must get a written proxy in your name from the broker, bank or other nominee that holds your shares.

2007 Annual Report on Form 10-K

Our 2007 Annual Report on Form 10-K, including our consolidated financial statement and the notes thereto, is enclosed with this proxy statement. Our 2007 Annual Report on Form 10-K is also available online on our website at http://group.fbr.com/index.asp under “Investor Relations.” For additional printed copies of our 2007 Annual Report on Form 10-K, please contact our Investor Relations department in writing c/o Friedman, Billings, Ramsey Group, Inc., 1001 Nineteenth Street North, Arlington, Virginia 22209, Attention: Investor Relations. Shareholders may also contact our Investor Relations department by telephone at (703) 469-1080 or by e-mail at ir@fbr.com.

Important Notice Regarding Delivery of Security Holder Documents

SEC rules and Virginia law permit companies to mail a single copy of their Annual Report on Form 10-K and proxy statement in one envelope to all shareholders residing at the same address if certain conditions are met. This is called householding and can result in significant savings of paper and mailing costs. FBR Group does not yet practice householding.

Shareholders residing at the same address who are currently receiving multiple copies of our Annual Reports on Form 10-K and proxy statements who wish to receive a single copy of such Annual Reports on Form 10-K and proxy statements may do so by contacting the Corporate Secretary at: Friedman, Billings, Ramsey Group, Inc., 1001 Nineteenth Street North, Arlington, Virginia 22209, Attention: Corporate Secretary or by calling (703) 312-9500.

Electronic Delivery of Proxy Materials

You may access this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2007 on our Internet website at http://group.fbr.com/index.asp under “Investor Relations.”

If you would like to reduce the Firm’s costs of printing and mailing proxy materials for next year’s annual meeting of shareholders, you can opt to receive all future proxy statements, proxy cards and Annual Reports on Form 10-K electronically via e-mail or the Internet rather than in printed form. If you hold shares of our common stock in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, you may sign up for electronic delivery by contacting American Stock Transfer & Trust Company and following their procedure. Electronic delivery will continue in future years until you revoke your election by sending a written request to the Corporate Secretary at the following address: Friedman, Billings, Ramsey Group, Inc., 1001 Nineteenth Street North, Arlington, Virginia 22209, Attention: Corporate Secretary. If you are a street name shareholder who wishes to register for electronic delivery of future proxy materials, you should review the information provided in the proxy materials mailed to you by your broker, bank or other nominee.

If you have agreed to electronic delivery of proxy materials and Annual Reports on Form 10-K to shareholders, but wish to receive printed copies, please contact the Corporate Secretary at the address provided above.

Shareholder Proposals and Nominations for the 2009 Annual Meeting

Shareholders may submit proposals for inclusion in our proxy statement for our 2009 annual meeting, nominate individuals for election at our 2009 annual meeting of shareholders and propose other business for consideration by our shareholders at our 2009 annual meeting of shareholders. The following describes certain procedures and deadlines applicable to these shareholder proposals:

•

Shareholder Proposals for Inclusion in 2009 Proxy Statement. Under SEC rules, proposals that shareholders seek to have included in the proxy statement for our 2009 annual meeting of shareholders must be received by the Corporate Secretary no later than December 31, 2008.

•

Other Shareholder Proposals and Nominations. Our Bylaws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our Bylaws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Corporate Secretary no later than the close of business on March 9, 2009, and no earlier than February 5, 2009. The notice must contain the information required by our Bylaws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice provisions of our Bylaws, subject to applicable rules of the SEC. Copies of our Bylaws are available on our Internet website at http://group.fbr.com/index.asp under “Corporate Governance,” or may be obtained from the Corporate Secretary at the address shown above under “—Electronic Delivery of Proxy Materials.”

PROPOSAL 1 —

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors. Our Board of Directors has adopted an amendment to our Bylaws that will reduce the size of our Board to eight directors, effective immediately upon the election of the eight nominees for director named below. At the annual meeting, shareholders will be asked to elect eight directors to our Board of Directors. If elected, these directors will serve for a one-year term expiring at the 2009 annual meeting of shareholders. The Nominating and Governance Committee has recommended for nomination, and the Board of Directors has nominated, each of the nominees listed below. All of the nominees currently are serving as members of our Board. Each nominee has agreed to be named in this proxy statement and to serve if elected.

Although we know of no reason why any of the nominees for director listed below would not be able to serve, if unforeseen circumstances (e.g., death or disability) make it necessary for the Board of Directors to propose a substitute nominee for any of the nominees named below and you have authorized the proxies to vote your shares for the election of the nominees named below, the proxies will vote your shares for that substitute nominee.

Proxies cannot be voted at the annual meeting for more than these eight nominees, except as described above.

Biographical Information About the Nominees for Election as Directors

ERIC F. BILLINGS, age 55, is our Chairman and Chief Executive Officer. Since co-founding our company in 1989, he has continuously served as a director. He served as Vice Chairman and Chief Operating Officer from 1989 to 1999, and as Vice Chairman and Co-Chief Executive Officer from 1999 to April 2003, when he became Co-Chairman and Co-Chief Executive Officer. Mr. Billings was appointed Chairman and Chief Executive Officer on April 28, 2005. Mr. Billings also serves as Chairman and Chief Executive Officer of FBR Capital Markets Corporation, our publicly-traded, majority-owned subsidiary (“FBR Capital Markets”). Mr. Billings serves on the boards of Wish Friends, Inc., The Washington Scholarship Fund and Catholic Charities. Mr. Billings is the brother of Mr. Jonathan Billings, who is Head of Institutional Brokerage and an employee of Friedman, Billings, Ramsey & Co., Inc. (“FBR & Co.”), an affiliate of our company and FBR Capital Markets.

DANIEL J. ALTOBELLO, age 66, has served as a director of our company since June 2000. Since October 2000, Mr. Altobello, chairman of Altobello Family LP, has been a private investor and active board member of several companies. From September 1995 until October 2000, Mr. Altobello was the Chairman of Onex Food Services, Inc., the parent of Caterair International, Inc. and LSG/SKY Chefs. He is a member of the board of directors of DiamondRock Hospitality Company, JER Investors Trust, Inc. and MESA Air Group. Mr. Altobello serves on the advisory board of Thayer Capital Partners. Mr. Altobello is also a trustee of Loyola Foundation, Inc.

PETER A. GALLAGHER, age 67, served as a director of FBR Asset Investment Corporation, a predecessor of our company, since August 2000 and, upon the merger that formed our company in March 2003, he became a director of our company. Mr. Gallagher retired in May 2004 as the President and Chief Executive Officer of America’s Promise — the Alliance for Youth, a non-profit organization dedicated to building the character and competence of America’s youth, in which capacity he had served since July 1997. From 1994 through 1996, Mr. Gallagher served as Chief Executive Officer of Source One Financial Services, Inc., and from l989 through 1993 he served as Senior Vice President of AT&T Consumer Affairs. Mr. Gallagher has also served as a member of the Board of Trustees of Pew Charitable Trust — Partnership for Civic Change; VHA Health Foundation, Inc., and the National Assembly of Health and Human Service Organizations, and from 1996 through 1999 he served as Vice Chairman of the District of Columbia Emergency Board of Education.

RUSSELL C. LINDNER, age 53, served as a director of FBR Asset Investment Corporation, a predecessor of our company, since 1999 and, upon the merger that formed our company in March 2003, he became a director of our company. He is currently the Chairman and Chief Executive Officer of the Forge Company, the parent company of Colonial Parking, Inc., and Bear Saint Properties, Inc., a real estate investment advisory firm. He has served as Chairman of the Forge Company since January 1, 1994. Mr. Lindner is a director and member of the executive committee of the Federal City Council and is chairman of the board of trustees of the Landon School. He also serves on the advisory board of SunTrust Bank (Metro DC).

RALPH S. MICHAEL, III, age 53, has served as a director of our company since 2006. He served as President and Chief Operating Officer of The Ohio Casualty Insurance Company until November 2007. From 2003 to 2005 he was executive vice president and manager of private asset management and held other positions with U.S. Bank. From 1979 to 2002 he held various executive and management positions with PNC Financial Services Group. Mr. Michael is a director of AK Steel Corporation, Key Energy Services, Inc. and Cincinnati Bengals, Inc. He is also a trustee of Xavier University (Ohio).

WALLACE L. TIMMENY, age 70, served as a director of FBR Asset Investment Corporation, a predecessor of our company, since December 1997 and, upon the merger that formed our company in March 2003, he became a director of our company. From 1979 to the present, Mr. Timmeny was a securities attorney in private practice, most recently as a partner in the Washington, D.C. office of Dechert LLP, from 1996 until his retirement from the firm in April 2007. From 1965 to 1979, Mr. Timmeny was an attorney with the U.S. Securities and Exchange Commission (“SEC”) and ultimately the Deputy Director of the Division of Enforcement of the SEC. Mr. Timmeny has served as an adjunct professor at American University School of Law, George Mason University School of Law and Georgetown University School of Law. Mr. Timmeny is a past chairman of the Executive Council of the Securities Law Committee of the Federal Bar Association. Mr. Timmeny is a director of Waste Services, Inc.

J. ROCK TONKEL, JR., age 45, has served as a director of our company since March 2007. He serves as our President and Chief Operating Officer, a position he assumed in February 2007, and is also an executive officer of FBR Capital Markets. From April 2004 to February 2007, Mr. Tonkel served as President and Head of Investment Banking with responsibility over the investment banking unit operated by our affiliates. Prior to that, Mr. Tonkel served as Executive Vice President and Head of Investment Banking at FBR & Co., a position he assumed in February 2002. Mr. Tonkel joined FBR & Co. in 1994 as Managing Director of our financial institutions investment banking group. Prior to joining FBR & Co., Mr. Tonkel served as special assistant to the Director of the Office of Thrift Supervision, the regulatory agency for the savings and loan industry. In April 2003 he became an executive officer of our company.

JOHN T. WALL, age 66, has served as a director of our company since October 2002. Mr. Wall is currently the Chairman and CEO of Capital Markets Advisors, Inc., a firm that provides financial markets advisory services, a position that Mr. Wall has held since the firm’s formation in December 2002. Mr. Wall is also Co-Chairman of World Trade Center Dulles Airport Capital Advisors, Inc., a position that Mr. Wall has held since its inception in January 2008. From 1965 to October 2002, Mr. Wall served in various management roles at the NASD, Inc. and the Nasdaq Stock Market, most recently serving as President of Nasdaq International, Ltd. Mr. Wall currently serves as a director of FBR Capital Markets. In addition, Mr. Wall serves on the board of the Macklin Business Institute of Montgomery College and is Honorary Chairman of YANS International, a Chinese conglomerate. Mr. Wall has also served on numerous industry committees and boards, including the National Securities Clearing Corporation, The Options Clearing Corporation and EASDAQ. Mr. Wall recently retired from the board of the Caisse de Depot et Placement du Quebec.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NOMINEE FOR ELECTION

TO OUR BOARD OF DIRECTORS.

PROPOSAL 2 —

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our company’s and our subsidiaries’ financial statements for the fiscal year ending December 31, 2008. A resolution will be presented at the annual meeting to ratify the appointment of PwC by the Audit Committee. If shareholders do not ratify the appointment of PwC at the annual meeting, the Audit Committee will consider that fact in its review and future selection of our independent registered public accounting firm.

Representatives of PwC will be present at the annual meeting and will have the opportunity to make statements if they desire to do so. Representatives of PwC are expected to be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF PWC

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit and Other Fees Paid to PwC in 2007 and 2006

Aggregate fees for professional services rendered for us and our subsidiaries by PwC for the years ended December 31, 2007 and 2006, were (dollars in thousands):

Fee Type	Year Ended December 31,
	2007	2006
Audit Fees	$3,304	$4,134
Audit-Related Fees	82	—
Tax Fees	—	103
All Other Fees	3	3

Total	$3,389	$4,240

Audit Fees

Audit fees represent the aggregate fees billed for each of the last two fiscal years for professional services rendered by PwC for the audit of our financial statements and the financial statements of our subsidiaries, including our majority-owned subsidiary, FBR Capital Markets, the review of the financial statements included in our Quarterly Reports on Form 10-Q and services that are provided by PwC in connection with the statutory and regulatory filings that are made by us and our subsidiaries, including the delivery of comfort letters. Audit fees for the years ended December 31, 2007 and 2006, respectively, were for professional services rendered by PwC for the audit of our consolidated financial statements and subsidiary audits, including quarterly reviews, related investment fund audits for which our company or one of our affiliates is the general partner, managing member or manager, issuance of comfort letters and consents, income tax provision procedures and assistance and review of documents filed with the SEC. The audit fees for 2007 and 2006 also include the audit of internal control over financial reporting.

Audit-Related Fees

Audit-related fees represent the aggregate fees billed in each of the last two fiscal years for assurance and related services by PwC that are reasonably related to the performance of the audit or review of our financial statements and the financial statements of our subsidiaries and are not reported in “Audit Fees” in the table above. In 2007, audit related fees related to PwC’s review of documentation for a consolidated loan portfolio held in a trust.

Tax Fees

Tax fees represent the aggregate fees billed in each of the last two fiscal years for professional services rendered by PwC for tax compliance, tax advice, and tax planning. Tax compliance fees for 2006 were for services related to the preparation of K-1 tax returns for investment funds for which our company or one of our affiliates is the general partner, managing member or manager.

All Other Fees

All other fees represent the aggregate fees billed in each of the last two fiscal years for products and services provided by PwC, other than the services reported in “Audit Fees,” “Audit Related Fees” and “Tax Fees” in the table above. In 2007 and 2006, these amounts related to fees paid to PwC in connection with a license for accounting research software.

Audit Committee Pre-Approval Policies and Procedures

It is the Audit Committee’s policy to review and, if appropriate, pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The Audit Committee pre-approved all of the services provided by PwC to the Company and its subsidiaries, except for FBR Capital Markets, during the fiscal year ended December 31, 2007.

INFORMATION ON OUR BOARD OF DIRECTORS, ITS COMMITTEES AND CORPORATE GOVERNANCE

Independence of our Board of Directors

The listing standards of the NYSE and our Corporate Governance Guidelines require that a majority of our directors must be independent directors. Our Corporate Governance Guidelines specify that an “independent” director is a director who meets the independence requirements of the NYSE, as then in effect, and of such additional guidelines as our Board may adopt. These categorical standards provide a baseline for determining the independence of members of the Board. The independence standards used by our Board are attached to our Corporate Governance Guidelines, which are available on our Internet website at http://group.fbr.com/index.asp under “Corporate Governance.”

In making affirmative independence determinations, the Board broadly considers all relevant facts and circumstances, including, among other factors, the extent to which we make charitable contributions to tax exempt organizations with which the director, or director’s immediate family member, is affiliated. Using these criteria, the Board has affirmatively determined that the following directors have no material relationship with our company and are independent under the listing standards of the NYSE and our Corporate Governance Guidelines: Daniel J. Altobello, Peter A. Gallagher, Stephen D. Harlan, Russell C. Lindner, Ralph S. Michael III, Wallace L. Timmeny and John T. Wall.

In making director independence determinations, the Board of Directors considered that Mr. Timmeny, a director since April 1997, retired in April 2007 as a partner of Dechert LLP, a law firm that has from time to time provided legal services to our subsidiaries and is expected to continue to do so. During 2007, we paid Dechert LLP approximately $498,000 for legal services rendered, which amounted to less than one percent of Dechert LLP’s total revenues for 2007. Mr. Timmeny received a pre-determined draw from Dechert LLP and did not have a financial interest in the fees that we paid to his former law firm in 2007. In light of these facts, our Board concluded that, notwithstanding our relationship with Dechert LLP, Mr. Timmeny satisfied the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines.

The Board of Directors also considered the fact that Mr. Wall also serves as a director of FBR Capital Markets. The Board noted that various agreements and other arrangements exist between us and FBR Capital Markets which could give rise to conflicts of interest for Mr. Wall. Notwithstanding the existence of these agreements and arrangements and the potential for conflicts of interest, the Board concluded that Mr. Wall satisfied the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. The Board noted that, under our policy and practice, a majority of disinterested directors must approve transactions between us and FBR Capital Markets in which a conflict of interest may arise. FBR Capital Markets has a similar policy and practice. Mr. Wall would generally not be considered to be disinterested with respect to actions taken by the Board relating to agreements and transactions between us and FBR Capital Markets.

Board Meetings and Executive Sessions of our Non-Management Directors

The Board of Directors held a total of 27 meetings during 2007. Each of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board and of the Board Committees on which he served.

In accordance with our Corporate Governance Guidelines, our non-management directors are required to meet at least quarterly without the management directors being present. The non-management directors held four non-management executive sessions in 2007. Mr. Altobello, the Lead Director, chairs the meetings of the non-management directors. Shareholders and other interested persons may contact the Lead Director in writing by mail directed to the Corporate Secretary, Friedman, Billings, Ramsey Group, Inc., 1001 Nineteenth Street North, Arlington, Virginia 22209.

Board Committees

Effective following our 2007 annual meeting, our Board changed its committee memberships and modified its standing committee structure. Mr. Altobello left the Audit Committee and the Compensation Committee. Mr. Harlan moved from the Risk Policy and Compliance Committee to become a member of the Compensation Committee. Mr. Michael became the chairman of the Audit Committee. Mr. Wall left the Risk Policy and Compliance Committee and became the chairman of the Compensation Committee. In addition, the Charitable Giving Committee was disbanded.

The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Risk Policy and Compliance Committee. From time to time the Board of Directors may establish other standing or special committees to discharge specific duties delegated to such committees by the Board. In 2007, the Board’s special litigation committee, which was established in 2005, met nine times before it was disbanded in October 2007. Mr. Wall and Mr. Lindner served on our Board’s special litigation committee in 2007.

Current standing committee membership and the number of meetings of each committee during 2007 are described below. Messrs. Billings, Ramsey and Tonkel did not serve on any of our Board’s standing committees in 2007.

Name	Audit	Compensation	Nominating & Governance	Risk Policy & Compliance
Peter A. Gallagher	X	X	X
Stephen D. Harlan	X	X
Russell C. Lindner			Chair	X
Ralph S. Michael, III	Chair			X
Wallace L. Timmeny			X	Chair
John T. Wall	X	Chair
Number of Meetings in 2007:	9	7	4	3

Audit Committee

The current members of the Audit Committee are Mr. Michael, who serves as Chairman of the committee, Mr. Gallagher, Mr. Harlan and Mr. Wall. The Audit Committee assists the Board of Directors in monitoring our financial reporting process, and is solely responsible for hiring and monitoring the independence and performance of our independent auditors. The Board has determined that each member of the Audit Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. The Board has determined that Mr. Harlan and Mr. Michael are qualified as “audit committee financial experts,” within the meaning of SEC regulations, and possess related financial management expertise within the meaning of the listing standards of the NYSE. The Audit Committee met nine times in 2007. The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is available to shareholders on our Internet website at http://group.fbr.com/index.asp under “Corporate Governance.”

For additional information on our Audit Committee, please refer to the “Audit Committee Report” on page 41 of this proxy statement.

Compensation Committee

The current members of the Compensation Committee are Mr. Wall, who serves as Chairman of the committee, Mr. Gallagher and Mr. Harlan. The Board has determined that each member of the Compensation Committee is independent according to our categorical standards. The Compensation Committee reviews our compensation plans and makes recommendations concerning those plans and concerning executive officer compensation. The

Compensation Committee met seven times in 2007. The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is available to shareholders on our Internet website at http://group.fbr.com/index.asp under “Corporate Governance.”

For additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, please refer to the “Compensation Discussion and Analysis” and “Compensation Committee Report” beginning on page 24 and page 40 of this proxy statement, respectively.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Mr. Lindner, who serves as Chairman of the committee, Mr. Gallagher and Mr. Timmeny. The Board has determined that each member of the Nominating and Governance Committee is independent according to our categorical standards. The Nominating and Governance Committee assists the Board of Directors in identifying individuals qualified to become Board members, plays a leadership role in shaping the governance of our company and oversees the evaluation of the Board. The Nominating and Governance Committee met four times in 2007. The Board of Directors has adopted a written charter for the Nominating and Governance Committee, a current copy of which is available to shareholders on our Internet website at http://group.fbr.com/index.asp under “Corporate Governance.”

Risk Policy and Compliance Committee

The current members of the Risk Policy and Compliance Committee are Mr. Timmeny, who serves as Chairman of the committee, Mr. Lindner and Mr. Michael. The Board has determined that each member of the Risk Policy and Compliance Committee is independent according to our categorical standards. The Risk Policy and Compliance Committee assists the Board with respect to assessment of our risk management policies and procedures and assessment of our compliance with legal and regulatory requirements. The Risk Policy and Compliance Committee met three times in 2007. The Board of Directors has adopted a written charter for the Risk Policy and Compliance Committee, a current copy of which is available to shareholders on our Internet website at http://group.fbr.com/index.asp under “Corporate Governance.”

Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including our Articles of Incorporation, Bylaws, Corporate Governance Guidelines, Statement of Business Principles and the charters of each of the committees of our Board of Directors, on our Internet website at http://group.fbr.com/index.asp under “Corporate Governance.”

Our corporate governance materials may be obtained free of charge by submitting a written request to the Corporate Secretary c/o Friedman, Billings, Ramsey Group, Inc., 1001 Nineteenth Street North, Arlington, Virginia 22209.

Code of Ethics

We have not adopted a code of ethics that applies only to our principal executive officer, principal financial officer and principal accounting officer, because our Board of Directors has adopted a Statement of Business Principles that is broadly written and covers these officers and their activities. Our Statement of Business Principles is available on our Internet website at http://group.fbr.com/index.asp under “Corporate Governance.”

Director Nominations

Our Nominating and Governance Committee’s responsibilities, as noted above and as described in its charter, include seeking, screening and recommending director candidates for nomination to serve on our Board of Directors. Our Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating director candidates.

Director Candidate Recommendations and Nominations by Shareholders

A shareholder may nominate a person for election to the Board of Directors in compliance with applicable Virginia law and our Bylaws. No persons were nominated by shareholders for election to the Board of Directors at the annual meeting in accordance with this policy. Our Bylaws require that any such nominations for our 2009 annual meeting of shareholders must be received by us no earlier than February 5, 2009, and no later than March 9, 2009. Any such notice must satisfy the other requirements with respect to such proposals and nominations contained in our Bylaws. If a shareholder fails to meet the requirements or deadlines described in our policy, such nominations will be considered out of order and will not be acted upon at our 2009 annual meeting of shareholders. We may exercise discretionary voting authority under proxies we solicit to vote against any such proposal.

Process for Identifying and Evaluating Director Candidates

The Nominating and Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines, a copy of which is available on our Internet website at http://group.fbr.com/index.asp under “Corporate Governance.” The committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members, as well as the composition of the Board as a whole. In addition, the committee will evaluate a candidate’s independence, diversity, business experience, skills, judgment, integrity and ability to commit sufficient time and attention to the activities of the Board, in the context of the Board’s needs. The committee evaluates any properly submitted shareholder nominations no differently than other nominations.

Communications with the Board of Directors

Shareholders wishing to communicate with the Board of Directors should send any communication in writing to Friedman, Billings, Ramsey Group, Inc., 1001 Nineteenth Street North, Arlington, Virginia 22209, Attention: Corporate Secretary. Any such communication must state the number of shares of FBR Group Class A common stock and FBR Group Class B common stock beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors, a committee of the Board of Directors, the lead director or to any other individual director or directors, as appropriate. If a communication is unduly hostile, threatening, illegal or similarly inappropriate, the Corporate Secretary is authorized by the Board to discard the communication or take appropriate legal action regarding the communication.

Director Attendance at the Annual Meeting

The Board of Directors has not adopted a formal policy regarding director attendance at annual meetings but encourages director attendance at annual meetings. All of the members of our Board of Directors attended the 2007 annual meeting of shareholders.

Contributions to Charitable Entities

In 2007, we did not make any charitable contributions to any charitable organization in which our directors served as executive officers.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, Messrs. Wall (Chairman), Gallagher and Harlan served on the Compensation Committee. None of Messrs. Wall, Gallagher and Harlan served, during the last fiscal year or in any prior year, as an officer or employee of us. None of our executive officers served on the compensation committee or board of directors of any company that employed any member of the Compensation Committee.

Non-Employee Director Compensation for 2007

The following table contains compensation information for each of our non-employee directors for the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash(1) ($)		Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total Compensation ($)
Daniel J. Altobello	144,417	(4)	94,941	—	—	239,358
Peter A. Gallagher	104,083	(5)	82,407	—	—	186,490
Stephen D. Harlan	91,125	(6)	83,507	—	—	174,632
Russell C. Lindner	155,000	(7)	85,229	—	—	240,229
Ralph S. Michael, III	94,708	(8)	84,450	—	—	179,158
Wallace L. Timmeny	89,000	(9)	85,229	—	—	174,229
John T. Wall	158,417	(10)	83,039	—	—	241,456
W. Russell Ramsey(11)	24,833		35,068	—	—	59,901

(1)	Each of the amounts in this column includes an annual cash retainer of $50,000 for service on our Board of Directors, an in-person attendance fee of $1,500 for each meeting of our Board of Directors or any of its committees attended and a telephonic attendance fee of $500 for each telephonic meeting of our Board of Directors and any of its committees attended.

(2)	The amounts in the stock awards column reflect the respective dollar amounts of stock-based compensation expense recognized for 2007 financial statement reporting purposes in accordance with SFAS No. 123R. Certain directors also hold options to purchase FBR Group Class A common stock, all of which are currently exercisable. As a result, we did not recognize any stock-based compensation expense in 2007 for outstanding option awards in accordance with SFAS No. 123R. As of December 31, 2007, our non-employee directors held RSUs and option awards as set forth in the table below:

Name	Aggregate Number of RSUs Outstanding at Fiscal Year End (#)	Aggregate Grant Date Fair Value of RSUs Outstanding at Fiscal Year End ($)	Aggregate Number of Options Outstanding at Fiscal Year End (#)	Aggregate Grant Date Fair Value of Option Awards Outstanding at Fiscal Year End ($)
Daniel J. Altobello	41,045	452,472	—	—
Peter A. Gallagher	35,617	392,454	—	—
Stephen D. Harlan	36,319	404,956	—	—
Russell C. Lindner	36,397	394,961	—	—
Ralph S. Michael, III	21,432	167,495	—	—
Wallace L. Timmeny	36,397	394,961	15,000	87,240
John T. Wall	34,995	374,968	10,000	61,500
W. Russell Ramsey	21,735	289,971	—	—

(3)	The dollar value of dividend equivalent payments on outstanding RSUs have been factored into the grant date fair value of the RSUs awarded to our non-employee directors. In 2007, our non-employee directors received dividend equivalent payments on outstanding RSUs in the following amounts: Mr. Altobello—$5,439; Mr. Gallagher—$4,722; Mr. Harlan—$4,827; Mr. Lindner—$4,800; Mr. Michael—$2,536; Mr. Timmeny—$4,800; Mr. Wall—$4,590; and Mr. Ramsey—$3,260.

(4)	The amount of fees earned or paid in cash to Mr. Altobello in 2007 includes an additional $53,333 cash retainer for serving as our lead director in 2007 and an additional $833 cash retainer for serving as the chairman of our Compensation Committee for a portion of 2007.

(5)	The amount of fees earned or paid in cash to Mr. Gallagher in 2007 includes an additional $2,083 cash retainer for serving as the chairman of our Charitable Giving Committee for a portion of 2007.

(6)	The amount of fees earned or paid in cash to Mr. Harlan in 2007 includes an additional $3,125 cash retainer for serving as the chairman of our Audit Committee during a portion of 2007.

(7)	The amount of fees earned or paid in cash to Mr. Lindner in 2007 includes: (i) an additional $5,000 cash retainer for serving as the chairman of our Nominating and Governance Committee during 2007; and (ii) an additional $62,000 cash retainer for serving on our Board’s special litigation committee in 2007. The amount of fees earned or paid in cash to Mr. Lindner in 2007 excludes $6,500 in cash paid in 2008 for his service on our Board’s special litigation committee during 2005 and 2006.

(8)	The amount of fees earned or paid in cash to Mr. Michael in 2007 includes an additional $10,208 cash retainer for serving during a portion of 2007 as the chairman of our Audit Committee.

(9)	The amount of fees earned or paid in cash to Mr. Timmeny in 2007 includes an additional $5,000 cash retainer for serving during 2007 as the chairman of our Risk Policy and Compliance Committee.

(10)	The amount of fees earned or paid in cash to Mr. Wall in 2007 includes: (i) an additional $2,917 cash retainer for serving as the chairman of our Compensation Committee during a portion of 2007; and (ii) an additional $60,500 cash retainer for serving on our Board’s special litigation committee in 2007. The amount of fees earned or paid in cash to Mr. Wall in 2007 excludes $6,500 in cash paid in 2008 for his service on our Board’s special litigation committee during 2005 and 2006.

(11)	Mr. Ramsey retired from our Board of Directors on June 7, 2007.

Annual Grant of RSUs to Non-Employee Directors

On June 8, 2007, the day after our 2007 annual meeting of shareholders, each of our non-employee directors, except for Mr. Ramsey who retired from our Board of Directors at the completion of our 2007 annual meeting of shareholders, received an annual grant of restricted stock units (“RSUs”) having an aggregate grant date fair value of approximately $80,000 based on $6.41, which was the closing sale price of our Class A common stock on the NYSE on June 7, 2007. The RSUs were granted pursuant to the terms of our Company’s 2004 Long-Term Incentive Plan. In addition, the annual grant of RSUs included RSUs granted to our non-employee directors in lieu of certain cash payments for services as our lead director or as a chairman of one of our Board’s standing committees. A non-employee director’s interest in RSUs vests if he serves on our Board of Directors from the date of grant until the first anniversary of the award. Vesting is accelerated if the non-employee director’s service on our Board of Directors ends on account of death or disability or if there is a change in control of our company. Vested RSUs ordinarily are converted to shares of FBR Group Class A common stock one year after the participant ceases to be a member of our Board of Director. If the non-employee director’s service on our Board of Directors ends for a reason other than death, disability or involuntary termination, he or she receives a cash payment for any non-vested RSUs, based on the fair market value of shares of FBR Group Class A common stock on the date that the non-employee director retired from our Board. A non-employee director does not have voting rights with respect to RSUs, but receives dividend equivalent payments on outstanding RSUs.

The following table sets forth certain information regarding RSUs granted on June 8, 2007 to our non-employee directors as discussed above. The grant date fair value is based on $6.41, which was the closing sale price of our Class A common stock on the NYSE on June 7, 2007.

Name	Aggregate Number of RSUs Awarded (#)	Grant Date Fair Value of RSUs Awarded ($)
Daniel J. Altobello	14,430	92,496
Peter A. Gallagher	12,480	79,997
Stephen D. Harlan	12,480	79,997
Russell C. Lindner	13,260	84,997
Ralph S. Michael, III	13,650	87,497
Wallace L. Timmeny	13,260	84,997
John T. Wall	13,260	84,997

Other

We also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors and its committees and corporate events that directors may be asked to attend. In 2007, no separate compensation was paid to Mr. Billings or Mr. Tonkel who served as members of our Board of Directors during 2007.

Mr. Wall also received compensation for serving as a member of the FBR Capital Markets Board of Directors in 2007. As compensation for serving on the FBR Capital Markets Board, Mr. Wall was paid an annual retainer in the amount $100,000. The 2007 annual retainer was paid to Mr. Wall at the time he joined the FBR Capital Markets Board of Directors. Mr. Wall elected to receive one-half of his 2007 annual retainer in cash and the other half in stock options. Accordingly, Mr. Wall was paid $50,000 in cash by FBR Capital Markets and was granted 10,019 stock options in April 2007 under the FBR Capital Markets 2006 Long Term Incentive Plan, which have an exercise price of $15.25 per share, vested in full on April 30, 2008, and have a ten-year exercise period. The number of shares subject to the stock options granted to Mr. Wall as part of his FBR Capital Markets annual retainer was determined using the Black-Scholes option pricing model. In addition, upon joining the board of FBR Capital Markets, Mr. Wall received a one-time grant of 35,000 options under the FBR Capital Markets LTIP Plan. These options have an exercise price of $15.25 per share, vest in three equal annual installments beginning on April 30, 2008, and expire on the ten-year anniversary of the date of grant.

EXECUTIVE OFFICERS OF THE COMPANY

The following persons served as our executive officers as of December 31, 2007 and, except for Mr. Hendrix, will serve as our executive officers in the fiscal year ending December 31, 2008:

ERIC F. BILLINGS, age 55, is our Chairman and Chief Executive Officer. Since co-founding our company in 1989, he has continuously served as a director. He served as Vice Chairman and Chief Operating Officer from 1989 to 1999, and as Vice Chairman and Co-Chief Executive Officer from 1999 to April 2003, when he became Co-Chairman and Co-Chief Executive Officer. Mr. Billings was appointed Chairman and Chief Executive Officer on April 28, 2005. Mr. Billings also serves as Chairman and Chief Executive Officer of FBR Capital Markets. Mr. Billings serves on the boards of Wish Friends, Inc., The Washington Scholarship Fund and Catholic Charities. Mr. Billings is the brother of Mr. Jonathan Billings, who is Head of Institutional Brokerage and an employee of FBR & Co.

RICHARD J. HENDRIX, age 42, served as Member, Office of the Chief Executive from February 2007 through April 2008. Mr. Hendrix was our President and Chief Operating Officer from April 2004 until February 2007, when he assumed executive responsibility, as President and Chief Operating Officer, of FBR Capital Markets. Between April 2003 and April 2004, Mr. Hendrix served as our Chief Investment Officer. Prior to the March 2003 merger that formed our company, Mr. Hendrix served as the President and Chief Operating Officer of FBR Asset Investment Corporation in addition to his investment banking responsibilities at FBR & Co. Prior to joining our company, Mr. Hendrix was a Managing Director of PNC Capital Markets’ Investment Banking group. Mr. Hendrix previously also headed PNC Capital Markets asset-backed securities business, which executed both registered underwritten and privately placed asset-backed securities transactions and administered two asset-backed commercial paper conduits. Mr. Hendrix joined PNC in 1987 and was appointed by PNC to work with our company in 1997 in connection with a strategic alliance between PNC and us.

J. ROCK TONKEL, JR., age 45, is our President and Chief Operating Officer, a position he assumed in February 2007. From April 2004 until February 2007, Mr. Tonkel was our President and Head of Investment Banking. In March 2007, Mr. Tonkel became a director of our company. He is also an executive officer of FBR Capital Markets. Mr. Tonkel served as Executive Vice President and Head of Investment Banking at FBR & Co., a position he assumed in February 2002. Mr. Tonkel joined our company in 1994 as Managing Director of Investment Banking’s Financial Institutions Group. Prior to joining our company, Mr. Tonkel served as Special Assistant to the Director of the Office of Thrift Supervision, the regulatory agency for the savings and loan industry. In April 2003 he became an executive officer of our company.

WILLIAM J. GINIVAN, age 57, is our Executive Vice President and Chief Legal Officer. He is also Executive Vice President and General Counsel of FBR Capital Markets. Mr. Ginivan joined our company in January 1998 as Deputy General Counsel and was appointed to his current position in January 2000. Prior to joining our company, Mr. Ginivan was Associate General Counsel of the Student Loan Marketing Association (Sallie Mae), and Managing Director and General Counsel of Sallie Mae’s investment banking subsidiary, Education Securities, Inc. from 1994 to 1997. Prior to joining Sallie Mae, Mr. Ginivan was an attorney in the Enforcement Division of the SEC. Mr. Ginivan is a member of the American Bar Association, Business Law Section’s Committee on Corporate Governance and serves on the Corporate Advisory Board of So Others Might Eat.

KURT R. HARRINGTON, age 55, is our Executive Vice President, Chief Financial Officer and Treasurer, a position he has held since January 2000. Mr. Harrington was also the Executive Vice President, Chief Financial Officer and Treasurer of FBR Capital Markets between January 2000 and February 2008 and served as Chief Financial Officer and Treasurer of FBR Asset Investment from September 1999 to March 2003. Mr. Harrington joined our company as Vice President of Finance and Treasurer in March 1997. He was previously the Chief Financial Officer of Jupiter National, Inc., a publicly traded, closed-end venture capital company. From 1980 to 1990, Mr. Harrington served in a number of senior financial accounting, reporting and business planning positions at MCI Communications Corporation and Marriott Corporation, in Washington, D.C. He began his career with the public accounting firms of Meahl, McNamara & Co., Boston, Massachusetts and later, PricewaterhouseCoopers LLP, Washington, D.C. Mr. Harrington received his Certified Public Accountant certification in 1978. Mr. Harrington serves on the board of DanceSmith, a charitable organization, and is a trustee of Nichols College.

ROBERT J. KIERNAN, age 42, is our Senior Vice President, Controller and Chief Accounting Officer. Mr. Kiernan joined our company in August 2002 as Controller and was appointed to his current position in April 2003. Prior to joining our company, Mr. Kiernan was a senior manager in the assurance practice at Ernst & Young, focusing on clients in the financial services industry. Mr. Kiernan is a Certified Public Accountant. Mr. Kiernan is also an executive officer of FBR Capital Markets and serves as that entity’s Senior Vice President and Controller. He was appointed to the position of Chief Accounting Officer in October 2007.

PRINCIPAL SHAREHOLDERS

Security Ownership of Management

The following table shows the number of shares of our Class A and Class B common stock and FBR Capital Markets common stock known by us to be beneficially owned at April 24, 2008, by each director, each nominee for director, each named executive officer and all directors and executive officers as a group. Except for Messrs. Billings, Tonkel, Hendrix, Harrington, Ginivan and Wall, none of the individuals named in the table below beneficially owns any shares of FBR Capital Markets common stock.

For purposes of the table below, beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless indicated otherwise in the footnotes to the table below, each individual has sole voting and investment power with respect to all shares of our Class A and Class B common stock and FBR Capital Markets common stock shown as beneficially owned by such person.

Name of Beneficial Owners	Friedman, Billings, Ramsey Group, Inc.							FBR Capital Markets Corporation
	Number of Shares of Class A Common Stock		Percent of Class(1)	Number of Shares of Class B Common Stock		Percent of Class(2)	Percent of Total Voting Power(3)	Number of Shares of Common Stock		Percent of Class(6)
Eric F. Billings	469,376	(4)	*	8,065,400	(5)	69.1%	13.5%	33,404,940	(6)	49.9%
J. Rock Tonkel, Jr.	1,507,665		1.0%	280,000	(7)	2.4%	1.3%	33,343,049	(6)	49.9%
Richard J. Hendrix	679,040		*	—		—	*	33,371,480	(6)	49.9%
Kurt R. Harrington	213,650		*	—		—	*	33,344,978	(6)	49.9%
William J. Ginivan	250,162		*	—		—	*	33,357,112	(6)	49.9%
Daniel J. Altobello	30,000	(8)	*	—		—	*	—		—
Peter A. Gallagher	27,915	(8)	*	—		—	*	—		—
Stephen D. Harlan	76,650	(8)	*	—		—	*	—		—
Russell C. Lindner	38,550	(8)	*	—		—	*	—		—
Ralph S. Michael, III	6,500	(8)	*	—		—	*	5,000		*
Wallace L. Timmeny	26,200	(8)(9)	*	—		—	*	—		—
John T. Wall	30,000	(8)(10)	*	—		—	*	33,364,734	(6)(11)	49.9%
All executive officers and directors of FBR Group as a group, as of April 24, 2008 (13 persons)(12)	3,365,717		2.3%	8,345,400		71.5%	15.5%	33,531,048	(6)	50.1%

*	Less than one percent.

(1)	Based on 147,835,372 shares of FBR Group Class A common stock outstanding as of April 24, 2008. Holders of shares of FBR Group Class A common stock are entitled to one vote per share. Shares of FBR Group Class A common stock subject to options currently exercisable, or exercisable within 60 days of April 24, 2008, are deemed outstanding for computing the percentage of the class owned by the person holding such options, but are not deemed outstanding for computing the percentage of the class owned by any other person.

(2)	Based on 11,669,170 shares of FBR Group Class B common stock outstanding as of April 24, 2008. Holders of shares of FBR Group Class B common stock are entitled to three votes per share. Holders of shares of FBR Group Class A common stock are entitled to one vote per share. Shares of FBR Group Class B common stock subject to options currently exercisable, or exercisable within 60 days of April 24, 2008, are deemed outstanding for computing the percentage of the class owned by the person holding such options, but are not deemed outstanding for computing the percentage of the class owned by any other person.

(3)	Total voting power represents the combined voting power of our outstanding Class A and Class B common stock. Holders of shares of FBR Group Class A and Class B common stock vote together on all matters submitted to a vote of our shareholders.

(4)	The number of shares of FBR Group Class A common stock shown as beneficially owned by Mr. Billings in the table above includes: (i) 219,988 shares held by EFB Capital Corp., of which all of the outstanding capital stock is held by Mr. Billings’ wife, as to which shares Mr. Billings disclaims beneficial ownership; (ii) an aggregate of 400 shares held in trusts for the benefit of Mr. Billings’ children, as to which Mr. Billings disclaims beneficial ownership; (iii) 1,315 shares held by the Eric and Marianne Billings Charitable Foundation, as to which Mr. Billings disclaims beneficial ownership; and (iv) 247,673 shares held by Mr. Billings, over which Mr. Billings exercises sole voting and investment power.

(5)	The number of shares of FBR Group Class B common stock shown as beneficially owned by Mr. Billings in the table above includes an aggregate of 92,260 shares held in an irrevocable trust for the benefit of each child of Jonathan Billings, the brother of Eric F. Billings. Mr. Eric F. Billings serves as the trustee and has voting and investment power over these shares but disclaims beneficial ownership of these shares.

(6)	Messrs. Billings, Tonkel, Hendrix, Harrington, Ginivan and Wall serve as executive officers and/or directors of FBR Capital Markets and could be deemed to have beneficial ownership of 33,333,049 shares of FBR Capital Markets common stock owned of record by FBR TRS Holdings, Inc. The shares owned of record by FBR TRS Holdings, Inc. have been included in the number of shares of FBR Capital Markets common stock shown as beneficially owned by each of these individuals. Each of these individuals disclaims beneficial ownership of any such shares except to the extent of their pecuniary interest in such shares. Percentages based on 66,883,317 shares of FBR Capital Markets common stock outstanding as of April 24, 2008.

(7)	The number of shares of FBR Group Class B common stock shown as beneficially owned by Mr. Tonkel in the table above excludes 50,000 shares held in an irrevocable family trust, as to which Mr. Tonkel does not exercise voting or investment power of these 50,000 shares and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in the family trust.

(8)	The number of shares of FBR Group Class A common stock shown as beneficially owned by each of our directors and director nominees in the table above does not include restricted stock units (“RSUs”) that we have awarded to our directors under our 2004 Long Term Incentive Plan and a predecessor plan, the Non-Employee Director Stock Compensation Plan, in the following amounts: Mr. Altobello, 41,045 RSUs; Mr. Gallagher, 35,617 RSUs; Mr. Harlan, 28,658 RSUs; Mr. Lindner, 36,397 RSUs; Mr. Michael, 21,432 RSUs; Mr. Timmeny, 36,397 RSUs; and Mr. Wall, 34,995 RSUs. RSUs do not have any voting rights but are entitled to dividend equivalent payments.
(9)	The number of shares of FBR Group Class A common stock shown as beneficially owned by Mr. Timmeny in the table above includes shares 15,000 shares issuable to Mr. Timmeny upon exercise of stock options that are currently exercisable or exercisable within 60 days of the April 24, 2008.

(10)	The number of shares of FBR Group Class A common stock shown as beneficially owned by Mr. Wall in the table above includes 10,000 shares issuable to Mr. Wall upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 24, 2008.

(11)	The number of shares of FBR Capital Markets common stock shown as beneficially owned by Mr. Wall in the table above includes 10,019 shares issuable to Mr. Wall upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 24, 2008.

(12)	The amount shown as beneficially owned by all executive officers and directors of our company as of April 24, 2008 includes shares of our common stock beneficially owned by Robert J. Kiernan, who is an executive officer of our company.

Security Ownership by Certain Beneficial Owners

The following table shows the number of shares of FBR Group Class A or Class B common stock beneficially owned by any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is known by us to be the beneficial owner of more than five percent of our voting securities. Members of management that own five percent or more of any class of FBR Group common stock are shown in the table above under “Ownership of Equity Securities by Management.”

Name and Address of Beneficial Owner	Title of Class	Number of Shares of Class Beneficially Owned		Percent of Class
NWQ Investment Management Company, LLC 2049 Century Park East, 16th Floor Los Angeles, CA 90067	Class A	13,382,066	(1)	9.56	%(2)

Passport Management LLC 30 Hotaling Place, Suite 200 San Francisco, CA 94111	Class A	16,733,941	(3)	11.96	%(2)

(1)	This information is based on a Schedule 13G/A report filed by NWQ Investment Management Company, LLC on February 14, 2008. The Schedule 13G/A report indicates that NWQ Investment Management Company, LLC has sole voting power over 13,088,666 shares of Class A common stock and sole dispositive power over 13,382,066 shares of Class A common stock.

(2)	The percent of FBR Group Class A common stock beneficially owned by this shareholder is based on 139,967,414 shares of FBR Group Class A common stock outstanding as of February 14, 2008. This shareholder may have acquired additional shares of FBR Group Class A common stock or disposed of shares of FBR Group Class A common stock since February 14, 2008.

(3)	This information is based on a Schedule 13G/A report filed by Passport Global Master Fund SPC Ltd. for and on behalf of its Portfolio A (Global Strategy (Fund I), Partners Group Alternative Strategies PCC Limited Gold Iota Cell (Fund II), Passport Management, LLC (Passport Management), Passport Holdings, LLC (Passport Holdings), Passport Capital, LLC (Passport Capital) and John Burbank (Burbank)) on February 14, 2008. Each of Passport Management, Passport Holdings, Passport Capital and Burbank has shared voting and investment power over 16,733,941 shares of Class A stock owned of record by Fund I and Fund II.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2007, information with respect to compensation plans under which equity securities we authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2) (#)
Equity Compensation Plans Approved by Shareholders	1,000,037	$14.48	8,200,298
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	1,000,037	$14.48	8,200,298

(1)	There are no outstanding warrants or rights.

(2)	Amounts exclude any securities to be issued upon exercise of outstanding options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers to file reports of ownership and changes in ownership of our company’s securities with the SEC. Based solely on our review of the reports and amendments to those reports furnished to us, or written representations from these persons that these reports were not required from those persons, we believe that our directors and executive officers filed all reports required by Section 16(a) on a timely basis.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons

Until April 2007, Mr. Timmeny, a director of our company, was a partner at the law firm of Dechert LLP which has, from time to time, provided legal advice to our subsidiaries regarding certain matters and is expected to continue to do so. During 2007, we paid Dechert LLP approximately $498,000 for legal services rendered, which amounted to less than one percent of Dechert LLP’s total revenues in 2007. Mr. Timmeny received a pre-determined draw from Dechert LLP and did not have a financial interest in the fees that we paid to Dechert LLP in 2007.

From time to time FBR Capital Markets Corporation, our majority-owned subsidiary, and its affiliates may perform investment banking, financial advisory and other services in the ordinary course of our business for entities with which some of our directors are affiliated. Any such transactions are expected to be on an arms-length basis and otherwise in the ordinary course of our business. There were no transactions in 2007 involving independent directors that would cause any of the independent directors not to satisfy the standards for independence set forth in listing standards of the NYSE and our Corporate Governance Guidelines.

In connection with a private offering of FBR Capital Markets’ common stock in July 2006, our Board of Directors approved and we entered into a management services agreement with FBR Capital Markets. As discussed below, this agreement was terminated effective as of January 1, 2008. Prior to the termination of this agreement, FBR Capital Markets initially paid to us an annual amount equal to 8.0% of its consolidated pre-tax earnings, plus an additional amount equal to 3.0% of the pre-tax earnings of its investment banking unit, in each case before deducting the amount payable to us. We agreed with FBR Capital Markets to amend this agreement prior to completion of its initial public offering in June 2007. As amended, FBR Capital Markets paid to us an annual amount equal to 8.0% of its consolidated pre-tax earnings, before deducting the amount payable to us, plus a $1.5 million flat fee grossed up for tax purposes and certain employee benefit expenses. Our Board of Directors, including a majority of our independent directors, approved the amendment to the management services agreement. On February 19, 2008, FBR Capital Markets established a 2008 Incentive Compensation Program for certain of its executive officers. As a result, effective January 1, 2008, the management services agreement was terminated. For the period from January 1, 2007 until the termination of the management services agreement on January 1, 2008, FBR Capital Markets was required to pay to us approximately $4.1 million.

In connection with the July 2006 private offering of FBR Capital Markets’ common stock, our Board of Directors also approved and we entered into a services agreement with FBR Capital Markets pursuant to which FBR Capital Markets provides, or causes one or more of its subsidiaries to provide, to us certain services for fees based on actual costs incurred by FBR Capital Markets and its subsidiaries in providing the services. Similarly, we agreed to provide to FBR Capital Markets under the same services agreement certain services for fees based on actual costs incurred by us and our subsidiaries in providing the services. We have paid to FBR Capital Markets approximately $8.6 million pursuant to this agreement since January 1, 2007, and FBR Capital Markets has paid to us approximately $1.5 million pursuant to this agreement for the same period. We believe the terms of these services in the aggregate are at least as favorable to us as those we could have obtained from unrelated third parties through arm’s-length negotiations.

In July 2006, we entered into a tax sharing agreement with FBR Capital Markets, with respect to prior tax periods pursuant to which we and FBR Capital Markets will be responsible for our respective portions of the tax liability, and will be entitled to receive the benefit of our respective portions of any tax benefit or refund, that relates to such prior tax periods. Under the tax sharing agreement, we have the sole authority to respond to and conduct all income tax proceedings, including tax audits, relating to prior tax periods. This arrangement may result in conflicts of interest between our company and FBR Capital Markets with respect to prior tax periods. The tax sharing agreement will terminate upon the expiration of the statute of limitations for the 2006 tax period. Under the tax sharing agreement, if one of FBR Capital Markets or its subsidiaries is assessed and pays directly to the Internal Revenue Service tax liability for a prior tax period in excess of the amount properly allocable to it or such subsidiary under the tax sharing agreement, we have agreed to reimburse it for the amount of such excess. In 2007, we did not pay any reimbursement to FBR Capital Markets.

In 2007, we provided FBR & Co. with an uncommitted $500 million unsecured revolving subordinated credit facility. This line of credit expired on March 31, 2008. The interest rate on borrowings under this credit facility was equal to the broker call rate as published daily in the Wall Street Journal, plus 0.2%. The largest aggregate amount of principal outstanding under this credit facility at any time since January 1, 2007 was $40 million. As of March 31, 2008, the date on which this credit facility expired, there was no outstanding principal balance under this credit facility. Since January 1, 2007, the amount of principal paid by FBR & Co. to us under this credit facility was $40 million. The aggregate amount of interest paid by FBR & Co. to us under this credit facility since January 1, 2007, was $29,589.

In 2007, FBR & Co. provided us with a $200 million uncommitted revolving credit facility. From time to time, we borrow funds from FBR & Co. under this credit facility in order to provide for our working capital needs. The interest rate on borrowings under this credit facility is equal to 8.25%. Since January 1, 2007, there has been no amount of principal outstanding under this credit facility at any time. As of April 24, 2008, there was no outstanding principal balance under this credit facility.

During 2007, certain family members of Eric F. Billings, our Chairman and Chief Executive Officer and Chairman and Chief Executive Officer of FBR Capital Markets, J. Rock Tonkel, Jr., our President and Chief

Operating Officer, and William J. Ginivan, our Executive Vice President and Chief Legal Officer and Executive Vice President and General Counsel of FBR Capital Markets, were employed by us or FBR & Co. and received compensation in excess of $120,000 for their services.

Jonathan Billings, the brother of Eric F. Billings, was employed in 2007 by FBR & Co. as its Executive Vice President and Head of Institutional Brokerage. During 2007, Jonathan Billings was paid cash compensation of $2,656,842, including 2007 base salary, a portion of 2006 bonus paid in 2007 and a portion of 2007 bonus. The portion of 2006 bonus paid in 2007 was previously disclosed in our 2007 proxy statement. On February 12, 2007, Jonathan Billings received 25,006 shares of FBR Capital Markets common stock. This stock award was previously disclosed in our 2007 proxy statement and had an aggregate grant date fair value of $383,842 based on a value per share of $15.35 (the last reported sale price per share of FBR Capital Markets common stock as reported on the date of grant by PORTAL MarketSM). On June 7, 2007, Jonathan Billings was granted 20,000 restricted shares of FBR Capital Markets common stock, which had an aggregate grant date fair value of $340,000 based on a value per share of $17.00 (the initial public offering price per share of FBR Capital Markets common stock on June 7, 2007). These shares were granted as part of an all-employee grant of restricted shares in connection with the completion of the FBR Capital Markets initial public offering. On August 3, 2007, Jonathan Billings was awarded 36,530 restricted shares of FBR Capital Markets common stock, which had an aggregate grant date fair value of $485,484 based on a value per share of $13.29 (the closing sale price per share of FBR Capital Markets common stock on August 2, 2007, as reported on The Nasdaq Global Select Market). Jonathan Billings continues to be employed by FBR & Co. We expect that he will be paid more than $120,000 in 2008. The compensation paid to Jonathan Billings was neither determined nor influenced by Eric F. Billings.

Jeffrey Tonkel, the brother of J. Rock Tonkel, Jr., our President and Chief Operating Officer, was employed by us as a Managing Director of Merchant Banking until September 4, 2007. During 2007, Jeffrey Tonkel was paid total cash compensation of $430,000, including 2007 base salary, a portion of 2006 bonus paid in 2007 and a portion of 2007 bonus. The portion of 2006 bonus paid in 2007 was previously disclosed in our 2007 proxy statement. In addition, Jeffrey Tonkel received a payment from us in 2007 in the amount of $479,878 related to home sale loss upon his relocation to the Washington, D.C. area and $17,139 related to the taxable portion of the closing costs related to the sale of his former residence, which was grossed-up for tax purposes.

Eric F. Billings, our Chairman and Chief Executive Officer and Chairman and Chief Executive Officer of FBR Capital Markets, has three sons, each of whom was employed by FBR & Co. as an Assistant Vice President, Junior Broker in FBR & Co.’s Institutional Sales Department until January 11, 2008. During 2007, Mr. Billings’ three sons were paid cash compensation of $199,151, $197,673 and $197,291, respectively. On June 7, 2007, each of Mr. Billings’ sons was granted 350 restricted shares of FBR Capital Markets common stock, which had an aggregate grant date fair value of $5,950 based on a value per share of $17.00 (the initial public offering price per share of FBR Capital Markets common stock on June 7, 2007), but which were forfeited by Mr. Billings’ sons when they left our company in January 2008. We believe Mr. Billings’ three sons were each paid consistently in 2007 with comparable employees within FBR & Co.’s Institutional Sales Department. The compensation paid to the Mr. Billings’ three sons was determined by their department manager without input from Mr. Billings.

The son of William J. Ginivan, our Executive Vice President and Chief Legal Officer and Executive Vice President and General Counsel of FBR Capital Markets, is employed by FBR & Co. as an Analyst in FBR & Co.’s Investment Banking Division. During 2007, Mr. Ginivan’s son was paid aggregate cash compensation of $124,808, including base salary and bonus. On June 7, 2007, Mr. Ginivan’s son was granted 250 restricted shares of FBR Capital Markets common stock, which had an aggregate grant date fair value of $4,250 based on a value per share of $17.00 (the initial public offering price per share of FBR Capital Markets common stock. We believe Mr. Ginivan’s son was paid consistently in 2007 with comparable employees of FBR & Co.’s Investment Banking Division. Mr. Ginivan’s son continues to be employed by FBR & Co. We expect that he will be paid more than $120,000 in 2008. The compensation paid to Mr. Ginivan’s son is determined by the manager for his son’s department without any input from Mr. Ginivan.

During 2007, we chartered or subleased for business use aircraft from companies owned by related persons. We only pay for business use of the aircraft. Our company paid an hourly charter rate or sublease use rate that we believe was below market rates for comparable aircraft on comparable routes under comparable arrangements, based on an independent, external review conducted under the auspices of the Nominating and Governance Committee. The Nominating and Governance Committee reviewed and reported to the Board the charter and lease rates on a quarterly basis. During 2007, we chartered an airplane formerly owned by EFB Aviation LLC (“EFB”), which is principally owned by Mr. Eric Billings, our Chairman and Chief Executive Officer. This aircraft was leased through an independent aircraft management company that maintained the aircraft and hired pilots and attendants. In October 2006, EFB sold its aircraft to Wachovia Financial Services, Inc. and entered into a dry sublease of the aircraft. In order to ensure continued use of a dedicated aircraft with proven flight history and crew, we entered into a dry sublease with EFB under which we paid an hourly use rate, plus daily crew charges. The dry sublease, which the disinterested directors of our Board of Directors reviewed and approved, has a one-year renewable term and is cancellable on 30 days’ notice. During 2007, we incurred charter expenses for the use of EFB’s former aircraft of approximately $0.1 million and aircraft use charges under the dry sublease with EFB of approximately $0.8 million.

Mr. Ramsey, who served as a director of the company from 1989 until the 2007 annual meeting of shareholders, serves as Chairman and Chief Executive Officer of Ramsey Asset Management, LLC (formerly, BEM Capital Services LLC), which manages the RNR II (formerly, Capital Crossover Partners) (“RNR II”) and RNR III investment funds. During most of 2007, our company was an investor in RNR II with invested capital of $5 million. We made our investment in RNR II based on our assessment of the potential return on the investment and because we believed it presented us with the potential for certain strategic relationships that could be beneficial to our business. In connection with services provided to RNR II, our company earns fees. For the year ended December 31, 2007, we recorded investment income of approximately $0.6 million related to our investment in RNR II. The fees we have received were determined based on negotiations with Mr. Ramsey. Our company does not control RNR II or have influence over the management, investment strategy or operations of RNR II. During 2007, FBR & Co. and FBR Capital Markets earned brokerage commissions of approximately $55,000 for brokerage services provided to Ramsey Asset Management. Such brokerage commissions were earned for services performed in the ordinary course of business on standard market terms.

On April 30, 2008, FBR Capital Markets, our majority-owned subsidiary, entered into an employment agreement and a retention incentive agreement with Richard J. Hendrix, who serves as President and Chief Operating Officer and as a director of FBR Capital Markets. Mr. Hendrix has resigned from all positions with our company and has agreed to devote all of his professional time and efforts to his duties at FBR Capital Markets. A description of the terms of the employment agreement and retention incentive agreement are contained in the 2008 annual proxy statement of FBR Capital Markets.

Review, Approval or Ratification of Transactions With Related Persons

Our policy and practice is not to enter into any related party transaction with any of our executive officers or directors (or transactions not in the ordinary course of business or not performed on standard market terms with shareholders known to beneficially own over five percent of a class of our voting securities or their related persons), unless the transaction is approved by a majority of our disinterested directors. Pursuant to its charter, the Nominating and Governance Committee also periodically reviews our conflict of interest policies as set forth in our Statement of Business Principles concerning directors and executive officers, and reviews with management our procedures for implementing and monitoring compliance with the conflict of interest policies.

Certain of our executive officers and directors may invest their personal funds in amounts that exceed $120,000 in investment funds managed by affiliates of FBR Capital Markets and securities underwritten by FBR & Co., or otherwise engage in transactions in the ordinary course of business involving goods and services provided by FBR & Co. and its affiliates, such as brokerage, investment management and financial advisory services, on the same terms and with the same conditions as those offered or provided to non-affiliated third parties. These transactions are reviewed in accordance with the policy stated above.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for the executive officers identified in the Summary Compensation Table under the heading “Executive Compensation Tables.” Throughout this proxy statement, we refer to the individuals who served as our principal executive officer and principal financial officer during the year ended December 31, 2007, and the other individuals in the Summary Compensation Table as our “Named Executive Officers.” In 2007, the Named Executive Officers were Eric F. Billings, Chairman of the Board and Chief Executive Officer, Kurt R. Harrington, Executive Vice President and Chief Financial Officer, J. Rock Tonkel, Jr., President and Chief Operating Officer, Richard J. Hendrix, President and Chief Operating Officer of FBR Capital Markets, and William J. Ginivan, Executive Vice President and Chief Legal Officer.

The Compensation Committee of our Board of Directors (the “Compensation Committee” or “Committee”) is comprised of three of our independent, non-employee directors. The Committee reviews and recommends to our Board of Directors for approval our compensation program and the elements of total compensation for the Named Executive Officers (or recommends to the independent directors of our Board, in the case of our Chairman and CEO and our President and COO). The day-to-day design and administration of the retirement and employee benefit programs available to our executives are handled by our Human Resources, Finance and Legal Department employees. The Committee is responsible for reviewing these programs with management.

In 2007, the Compensation Committee engaged an independent compensation consulting firm, Towers Perrin, Inc., who reported directly to the Committee, to provide counsel regarding overall compensation program design and competitive market pay data. Towers Perrin provided analysis and recommendations that informed the Committee, however, Towers Perrin did not decide or approve any compensation actions.

Compensation Philosophy and Objectives

Given the highly competitive nature of our business, the mobility of skilled and experienced executives, and the competitive importance of compensation in our industry, our executive compensation program is designed to attract, motivate, reward and retain highly qualified individuals who can implement our strategic plan in order to increase shareholder value.

Pay for Performance

A key part of our compensation philosophy for our Named Executive Officers, as for other key employees throughout our company, is to set, relative to fixed salaries, high potential bonus or “at risk” variable compensation that could be earned based on corporate, business unit and/or individual performance. The Committee believes that both the short- and long-term variable pay opportunities of executive officers should in general correlate to our overall financial and/or operational performance in addition to accurately reflecting levels of individual performance. Annual and long-term incentive payouts (cash and non-cash) will be larger with strong performance and smaller if our performance declines. From time to time, extraordinary Board-approved initiatives in a fiscal year, such as a restructuring, acquisition, or divestiture, are considered by the Committee in its overall evaluation of our performance. While we support this pay for performance philosophy through variable compensation opportunities, the Compensation Committee, in its sole discretion, has the ability to recommend to the Board modifications to Named Executive Officer variable pay arrangements based on extraordinary events or market conditions, discretionary performance objectives and/or other relative factors.

Long-Term Equity Compensation and Stock Ownership

In addition to annual variable compensation, the Committee believes that long-term equity compensation and stock ownership help align our executive officers’ interests with those of our other shareholders, encourage long-

term shareholder value creation, and support retention. As of April 24, 2008, the Named Executive Officers beneficially owned as a group approximately 2% of our outstanding Class A common stock in the aggregate. See “Principal Shareholders—Security Ownership of Management.”

Market Competitiveness

We believe that our long-term success is best served by attracting and retaining experienced and talented executives with total compensation that is competitive in the market and perceived as fair both in the market and within our company. The Compensation Committee, in setting total compensation for Named Executive Officers, has used as a comparative guideline, rather than as a strict target or benchmark, the total compensation paid to the named executive officers of a peer group of companies. As discussed in “Peer Group Analysis” below, the peer group consists of organizations that are competitors either in our industry or for executive talent, or that have similar financial characteristics.

Setting Compensation

Developing recommendations for our Board of Directors regarding our compensation programs and the specific elements and levels of compensation for each of our Named Executive Officers is central to the role of the Compensation Committee. The Committee does not have a specific allocation goal between cash and equity-based compensation or between annual and long-term incentive compensation. Instead, the Committee relies upon its collective judgment as applied to the challenges confronting us, together with regular peer group analyses, evaluations of internal equity considerations and the recommendations of management. The Committee also considers advice and data from independent consultants and information provided by our employees and independent agencies. Finally, the Compensation Committee also utilizes subjective information when considering the credentials, length of service, experience, consistent performance, and available competitive alternatives of our executive officers. The variety of the aforementioned information assists the Committee in making thoughtful and well reasoned executive compensation decisions.

Peer Group Analysis

To assist in making the Peer Group comparison in 2007, the Committee utilized its independent compensation consultant, Towers Perrin, to provide information regarding compensation practices of the Peer Group established by the Compensation Committee. The overall purpose of the engagement was to conduct a competitive market data assessment to evaluate how our overall compensation programs compared to the external market.

In constructing the Peer Group, the Compensation Committee believes that no Peer Group firm is exactly comparable to our company, yet recognizes that we compete for business and executive talent against smaller or regional firms, larger national firms, firms that are predominately broker-dealers and others that are Real Estate Investment Trusts (“REITs”). The Compensation Committee utilizes the Peer Group as a context in which the Committee makes judgments about competitive factors in the market and reaches decisions about our compensation practices. The Compensation Committee believes that the exercise of discretion is essential to the retention of key executives, particularly during times of market uncertainty and dislocation. In 2007, the Committee reviewed compensation data filed by the following peer companies: Annaly Mortgage Management, Inc., Bear Stearns, Goldman Sachs Group, Inc., Greenhill & Co., Jefferies Group, Inc., Lehman Brothers Holdings, Inc., MFA Mortgage Investments, Inc. and Piper Jaffray Companies.

The Peer Group consists of organizations that are competitors either in our industry or for executive talent, or that have similar financial characteristics. To create a compensation program for Named Executive Officers that is perceived as fair, both externally and internally, the Compensation Committee reviews, but does not specifically target, the total compensation for the named executive officers of the Peer Group companies. The Compensation Committee makes appropriate adjustments based on the nature, scope, and market share of our business, our size and our predominant geographic location near Washington, D.C. The Committee periodically reviews the group of peer companies with the assistance of an independent compensation consulting firm.

Effective as of January 1, 2008, we terminated the Management Services Agreement between us and FBR Capital Markets. As a result of this termination, FBR Capital Markets has assumed responsibility for approving the compensation arrangements of its executive management team for 2008 and future years, and the Committee will be responsible for approving the compensation arrangements for our executive management team without regard to the business of, or their performance with respect to, FBR Capital Markets. The Committee has engaged Frederic W. Cook and Co., Inc., an independent consulting firm that reports directly to the Committee, to provide advice regarding overall compensation program design and competitive market pay data for 2008 taking into account the fact that the compensation arrangements for the executive management team of FBR Capital Markets no longer fall within the Committee’s purview. See “Other 2008 Compensation Developments—Management Services Agreement.”

Internal Equity

The Compensation Committee also reviews Named Executive Officer compensation relative to that of other senior employees of our company and our affiliates, but does not regard Named Executive Officer compensation as a cap on compensation of our other senior employees or other senior employees of FBR Capital Markets. Our philosophy of tying compensation to corporate and business unit performance, and our distribution of bonus and equity compensation, extends deep into our professional ranks. As a result, several key employees of our company and our affiliates in certain years have earned more in annual compensation than some of our Named Executive Officers.

Involvement of Executive Officers

The recommendations of the Chief Executive Officer also play a significant role in the compensation decision making process. The Chief Executive Officer provides the Committee with an assessment of our achievements and performance, his evaluation of individual performance, and his recommendations for direct report base salary, short-term bonus, and long-term incentive awards. The Committee has the discretion to accept, reject or modify the Chief Executive Officer’s recommendations. Additionally, the Chief Human Capital Officer and Chief Legal Officer work closely with both the Chief Executive Officer and the Committee to provide information and recommendations that the Committee consider in coming to its decisions.

Components of Executive Compensation

This section describes the various elements of our compensation program for Named Executive Officers, summarized in the table below, and why the Compensation Committee chose to include the items in the compensation program. As detailed below, our compensation program during 2007 consisted of base salary, performance-based and discretionary bonus or “at risk” compensation opportunities of which a portion can be in the form of equity at the Compensation Committee’s discretion, long-term incentive compensation and benefit programs which are generally available to all of our employees (based on standard criteria such as minimum length of service and hours worked per week). We do not currently provide perquisites, defined benefit plans or other retirement benefits, deferred compensation, guaranteed severance or agreed-upon post-termination compensation to our Named Executive Officers, although, on April 30, 2008, FBR Capital Markets did enter into an employment agreement and a retention incentive agreement with Richard J. Hendrix, who serves as President and Chief Operating Officer and as a director of FBR Capital Markets. Mr. Hendrix has resigned from positions with our company and has agreed to devote all of his professional time and efforts to his duties at FBR Capital Markets. Additionally, special retention incentive awards made in the first quarter of 2008 that were related to Named Executive Officer performance in 2007 are described in “2008 Equity and Cash Retention Awards.”

Our 2007 executive compensation program consisted of the following elements:

Element	Description	Function
Base Salary	Fixed cash compensation	Provides basic compensation at a level consistent with competitive practices; reflects role, responsibilities, skills, experience and performance; encourages retention

Performance-Based Annual Incentive Compensation	Payable annually in cash or stock at the discretion of the Committee under the Key Employee Incentive Plan based on performance	Motivates and rewards for achievement of annual company performance goals

Discretionary Bonuses	Discretionary bonuses awarded in extraordinary circumstances and payable in cash or stock at the discretion of the Committee	Rewards performance and/or actions that the Committee deems to be materially beneficial to us

Long-Term Equity Incentives

Provides equity awards (including options, stock appreciation rights, restricted stock, restricted stock units, performance stock, other stock-based awards or any combination thereof)

Equity awards may be granted at the Committee’s discretion under the FBR Group 2004 Long-Term Incentive Plan or, at the FBR Capital Markets Compensation Committee’s discretion, under the 2006 FBR Capital Markets Long-Term Incentive Plan

Motivates and rewards for financial performance over a sustained period; strengthens mutuality of interests between executives and shareholders; increases retention; rewards stock price performance

Benefits	Defined contribution savings plan, healthcare plan and other standard company benefit plans	Provide market competitive savings and health and welfare benefit programs generally available to other employees based on standard eligibility criteria

Executive Perquisites and Other Arrangements	We do not provide perquisites, defined benefit plans or other retirement benefits, deferred compensation, guaranteed severance or agreed-upon post-termination compensation to our Named Executive Officers	Not applicable

Base Salary

The purpose of base salary is to provide a set amount of cash compensation for each Named Executive Officer that is not variable in nature and is generally competitive with market practices. Consistent with industry practice and our pay for performance philosophy, the base salary for each Named Executive Officer accounted for less than half of 2007 total compensation.

The Compensation Committee seeks to pay our executive officers a competitive base salary in recognition of their job responsibilities for a publicly held company and has generally reviewed base salaries for Named Executive Officers on an annual basis by considering several factors, including peer group comparisons, competitive factors within our industry, past contributions and individual performance of each Named Executive Officer, as well as retention. As discussed above, in setting base salaries the Committee is mindful of total compensation and the overall goal of keeping the amount of cash compensation that is provided in the form of base salary substantially lower than the amount of bonus opportunity that is available, assuming that performance targets are met or exceeded. The Compensation Committee also takes into account compensation provided to Named Executive Officers in past years, including any recent adjustments to base compensation.

In early 2007, the Compensation Committee reviewed the annual salaries and overall compensation of our executive officers. Following a review of peer group compensation data, and based on the Committee’s assessment of the competitive factors within our industry, base salaries for Named Executive Officers were not changed from 2006 levels.

Performance-Based Annual Incentive Compensation

Under our Key Employee Incentive Plan, our Board, upon the recommendation of the Committee, has established a performance-based annual incentive compensation program for our Named Executive Officers. This program provides a significant portion of total compensation paid to our Named Executive Officers when the program’s performance goals are satisfied. The objective of the program is to provide cash and equity compensation that is variable based on the achievement of annual performance goals determined each year by our Board upon the recommendation of the Committee. Delivering a significant portion of total compensation to our Named Executive Officers if the annual performance goals are met reflects one of the core objectives of our compensation program, pay-for-performance. The program is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code to ensure the tax deductibility of annual performance-based incentive compensation paid to our Named Executive Officers. Under Section 162(m) of the Internal Revenue Code, we cannot deduct compensation in excess of $1 million that is paid to a Named Executive Officer in any year unless the compensation qualifies as “performance-based” compensation under Section 162(m) of the Internal Revenue Code.

At the beginning of each year, the Committee grants performance-based incentive awards to each of our Named Executive Officers. These awards are granted from a performance-based executive bonus pool established under our Key Employee Incentive Plan. Awards under this pool are subject to the achievement of an annual performance goal approved by our Board upon the Committee’s recommendation.

Consistent with this practice, in the first quarter of 2007, our Board, upon the Committee’s recommendation, approved the establishment of a 2007 bonus pool under the Key Employee Incentive Plan. From this pool, bonuses to the Named Executive Officers would be paid based on recommended percentages of the executive bonus pool for each of the Named Executive Officers (individual bonus percentages).

The criterion for the 2007 executive bonus pool was our profitability, defined as pre-tax net income excluding our sub-prime business results and assets, before deducting the executive bonus pool. The Board set the executive bonus pool at 8 percent of our 2007 profitability, as defined. The Compensation Committee and the Board believed it was appropriate to exclude the subprime business and assets from the bonus calculation because of the ongoing review of strategic alternatives with respect to the subprime business and assets. Bonuses awarded from the pool would be paid through a combination of cash and restricted stock to be determined by the Compensation Committee.

The Compensation Committee has discretion to award a smaller bonus than would otherwise be earned under the bonus pool criteria if the Committee believes that is appropriate. Conversely, the Committee from time to time may consider for bonus purposes significant contributions to our long-term success, the assumption of material additional responsibilities, other significant individual performance by particular Named Executive Officers, as well as executive retention. The Compensation Committee and the Board may exercise discretion and retain flexibility to award bonus compensation in such cases, notwithstanding the lack of attainment of corporate profitability criteria. While these bonuses may trigger adverse tax consequences for us (see “—Internal Revenue Code Section 162(m)” below), the awards and subsequent tax impact may be in the best interests of our company and our shareholders.

In February 2008, our executive management reported to the Committee that pre-tax income for 2007 would not be positive and, subsequently, year-end bonuses under the Key Employee Incentive Plan would not be funded. Our executive management explained that the primary reason for this result was the severity and unexpected industry-wide impact of the subprime mortgage crisis and the global credit crisis. Our executive management detailed for the Committee the steps that were taken to ameliorate the impact of these industry-wide crises on our company, including eliminating whole loan mortgages and on-balance sheet residuals, substantially eliminating our subprime securities exposure and reducing leverage, with the result being a financial position at the end of 2007 of improved balance sheet liquidity and flexibility.

Discretionary Bonuses

The Committee reviewed executive management performance for 2007 giving consideration to the fact that “performance-based” goals were set at the beginning of the year prior to the subsequent market turbulence. The Committee additionally considered that for the proceeding two years of 2005 and 2006, primarily due to our company’s performance related to the subprime mortgage business, Eric F. Billings, Chairman of the Board and Chief Executive Officer, had not received any cash bonuses. Specifically, the Committee noted the accomplishments of our company and our executive management in areas of performance that were under their control. These areas included:

•	completion of the initial public offering of FBR Capital Markets common stock, which resulted in significant additional capital to us,

•	actions aimed at eliminating our exposure to the subprime mortgage business,

•	successful management of risk and liabilities to ensure our long-term financial health, and

•	overall improvement of our balance sheet,

with much of this having been accomplished in the midst of the industry-wide subprime mortgage and global credit crises.

After careful consideration of both individual levels of executive performance, as well as the overall performance of the executive management team, the Committee concluded that management’s actions were materially beneficial to our company and our shareholders. As such, the Committee recommended that in recognition of their efforts and achievements, certain members of executive management should receive bonuses in excess of the bonuses to which they would have been entitled based on the performance goals established under Internal Revenue Code Section 162(m) in early 2007. Furthermore, the Committee determined that the failure to make either retrospective and/or prospective retention and long-term incentive awards to select executive management team members would likely have an adverse effect on our ability to retain and motivate the highly experienced and proven executives who are critical to the overall business operations of our company. This was of significant concern to the Committee, given the highly competitive nature of our business, the mobility of skilled and experienced executives, the need for continuity and enhanced stability of executive management during challenging market conditions, as well as the importance of managing succession within our company. The Committee felt that both short- and long-term motivation of the executive management team was of utmost concern as well. The Committee reported its conclusions and recommendations to the Board of Directors, and the independent members of the Board approved the Committee’s recommendations. The Board approved bonuses for 2007 for our Named Executive Officers as follows:

•

a $2,475,914 bonus payable to Eric F. Billings, of which $1,778,470 was payable in cash and $697,444 was payable in the form of a combination of 75,155 restricted shares of FBR Group Class A common stock and 21,891 restricted shares of FBR Capital Markets common stock;

•	a $5,398,835 bonus payable to J. Rock Tonkel, Jr., of which $5,004,798 was payable in cash and $394,037 was payable in the form of 84,922 restricted shares of FBR Group Class A common stock;

•	a $1,494,725 bonus payable to Richard J. Hendrix, of which $1,073,672 was payable in cash and $421,053 was payable in the form of 26,431 restricted shares of FBR Capital Markets common stock;

•

a $905,598 bonus payable to William J. Ginivan, of which $650,496 was payable in cash and $255,102 was payable in the form of a combination of 36,910 restricted shares of FBR Group Class A common stock and 14,063 restricted shares of FBR Capital Markets common stock; and

•

a $801,187 bonus payable to Kurt R. Harrington, of which $575,496 was payable in cash and $225,691 was payable in the form of a combination of 31,856 restricted shares of FBR Group Class A common stock and 11,929 restricted shares of FBR Capital Markets common stock.

Restrictions on the stock portion of each of the foregoing bonus awards lapse either annually in one-third increments commencing on the first anniversary of the grant date or in full upon the third anniversary of the grant date.

Long-Term Equity Incentives

The Compensation Committee believes that a portion of Named Executive Officer compensation should be in the form of equity awards, as a retention tool and to align further the long-term interests of Named Executive Officers with those of our other shareholders. As described above, the Committee has discretion to determine the payment of Named Executive Officer bonuses through a combination of cash and restricted shares of our common stock. Equity awards of restricted shares of our common stock are made pursuant to our 2004 Long Term Incentive Plan (“LTIP”). Although the LTIP provides for awards in the form of stock options, restricted stock and restricted stock units, equity awards to Named Executive Officers since the inception of the LTIP have been in the form of restricted shares of our Class A common stock. Restricted shares of our common stock awarded to our Named Executive Officers are subject to forfeiture restrictions that either lapse ratably over the three-year period after, or cliff-vest on the third anniversary of, the date of grant. Each grantee is entitled to dividends and voting rights with respect to all of the shares of restricted stock in the executive’s award. We have less frequently made equity awards to our Named Executive Officers based on particular instances of significant individual performance or change in management duties. Generally, Mr. Billings has received smaller long-term incentive awards relative to his position as Chairman of the Board and Chief Executive Officer, as he has continued to hold a substantial amount of our stock which he purchased as a founder of our company in 1989. As of April 24, 2008, Mr. Billings beneficially owned approximately 0.3% of our outstanding Class A common stock and approximately 69.1% of our outstanding Class B common stock, representing approximately 13.5% of the total voting power of our outstanding Class A and Class B common stock on that date.

Aside from portions of discretionary bonuses payable in restricted shares of our common stock as described above, no other stock options, restricted shares of our common stock or restricted stock units were issued pursuant to our LTIP to our Named Executive Officers in 2007.

2008 Equity and Cash Retention Awards

2008 Restricted Stock Retention Awards

On February 20, 2008, the Committee recommended and the independent members of the Board approved discretionary FBR Group restricted stock retention awards for Messrs. Billings, Tonkel, and Ginivan of 3,500,000, 3,250,000, and 500,000 shares, respectively. To ensure retentive impact, restrictions on these shares will lapse annually in one-third increments commencing on the first anniversary of the grant date (February 20, 2009).

2008 Cash Retention Award

Mr. Billings received a one-time retention incentive payment in the amount of $2,000,000 under an agreement to remain employed with our company in the capacity of Chairman of the Board and Chief Executive Officer or Chairman of the Board through at least December 31, 2009. Under this retention agreement, in the event of any resignation by Mr. Billings or any termination of his employment by our company for cause (as defined in the agreement) during such retention period, Mr. Billings would be required to pay back this $2,000,000 payment.

Other 2008 Compensation Developments

Management Services Agreement

Our Named Executive Officers also serve as officers of FBR Capital Markets Corporation, our majority-owned subsidiary through which we conduct our investment banking, asset management and institutional sales and trading businesses, and two of our Named Executive Officers serve on the FBR Capital Markets board of directors. Historically, FBR Capital Markets has not paid any annual cash compensation to our Named Executive Officers for their services as executive officers of FBR Capital Markets. While our Named Executive Officers were compensated by us in 2007, part of their overall compensation is funded by a cash fee that FBR Capital Markets paid to us pursuant to the Management Services Agreement between us and FBR Capital Markets. Under the Management Services Agreement, FBR Capital Markets agreed to pay to us an annual amount equal to 8.0% of FBR Capital Markets’ consolidated pre-tax earnings, before deducting the amount payable to us, plus a $1.5 million flat fee grossed up for tax purposes and certain employee benefit expenses. The 8.0% amount represented FBR Capital Markets’ share of our executive bonus pool under our Key Employee Incentive Plan. The $1.5 million amount represented FBR Capital Markets’ share of base salaries payable by us to the Named Executive Officers.

On February 20, 2008 the Board approved the termination, effective January 1, 2008, of this Management Services Agreement. As a result of this termination, FBR Capital Markets will no longer pay a fee to us for the services of its executive management team and, instead, FBR Capital Markets has assumed responsibility for approving the compensation arrangements of its executive management team for 2008 and future years.

Employment and Retention Agreements

On April 30, 2008, FBR Capital Markets entered into an employment agreement and a retention incentive agreement with Richard J. Hendrix, who serves as President and Chief Operating Officer and as a director of FBR Capital Markets. Mr. Hendrix has resigned all positions with us and will devote all of his professional time and efforts to his duties of FBR Capital Markets. The material terms of the employment agreement and retention incentive agreement are described in the 2008 annual proxy statement of FBR Capital Markets.

2008 Base Salaries for Shared Executives

In conjunction with the termination of the Management Services Agreement, the Boards of both our company and FBR Capital Markets carefully reviewed the dual responsibilities and anticipated relative contributions of certain executives and made decisions regarding the salary levels and allocations of these executives, effective January 1, 2008. Mr. Tonkel and Mr. Harrington will be working exclusively for us going forward so their base salaries, which will remain unchanged at $750,000 and $250,000 respectively, will be paid in full by us. Mr. Hendrix’s salary will also remain unchanged at $750,000 but will be paid in full by FBR Capital Markets in light of his role as President and Chief Operating Officer of FBR Capital Markets. Mr. Billings and Mr. Ginivan will continue to have responsibilities at both our company and FBR Capital Markets, so they will receive salaries from both companies. Mr. Ginivan’s 2007 salary of $250,000 will now be paid by FBR Capital Markets and he will receive an additional $125,000 salary paid by us for a total of $375,000 in salary from both companies. Mr. Billings’ 2007 salary of $960,000 will now be paid by FBR Capital Markets and he will receive an additional $800,000 salary paid by us for a total of $1,760,000 in salary from both companies.

Mr. Billings has informed the Committee that, given the restricted stock and cash retention awards described above, the 2008 base salaries he will receive from us and FBR Capital Markets, and his existing significant level of equity ownership in our company, he will forgo any cash bonuses that the Committee and the Board might otherwise have awarded to him over the next three years.

2008 Changes to Non-Equity Incentive Plan Awards and Bonus Compensation

On March 27, 2008 the Compensation Committee of the Board of Directors approved the establishment of a 2008 bonus pool under the Key Employee Incentive Plan, from which bonuses to the Named Executive Officers, excluding Mr. Billings, will be paid for 2008. Given Mr. Billings’ commitment to forgo any cash bonuses that might otherwise have been awarded to him over the next three years, the Committee determined that it was appropriate to exclude Mr. Billings from the overall pool funding for 2008. The criterion for the 2008 executive bonus pool is our profitability, defined as pre-tax net income before deducting this 2008 executive bonus pool. The Committee set the executive bonus pool at 4 percent of our 2008 profitability, as defined, versus 8 percent in 2007 after considering that Mr. Billings will not be participating in the 2008 pool and determining that a 4 percent pool would provide an adequate performance-based bonus opportunity for the remaining Named Executive Officers. Individual bonuses for each of the Named Executive Officers, excluding Mr. Billings, will be a percentage of the executive bonus pool. Bonuses awarded from the pool will be paid, if earned, through a combination of cash and restricted stock to be determined by the Compensation Committee at its discretion. The Compensation Committee has the discretion to reduce the size of the bonus pool and to award a smaller bonus than would otherwise be earned under the bonus pool criteria. The Committee believes, and has received confirmation from outside counsel, that the 2008 bonus pool meets IRS Section 162(m) requirements. The Committee also has the discretion to award a discretionary bonus that is not Section 162(m) eligible in addition to bonuses under the 2008 pool if the Committee believes that is appropriate.

Stock Ownership Guidelines

Although the Compensation Committee has not established stock ownership guidelines, it recognizes that all of the Named Executive Officers have equity ownership, including some substantial share holdings, in our company. As of April 24, 2008, Mr. Billings, who is a founder of our company, and Mr. Tonkel beneficially owned 0.3% and 1.0%, respectively, of our outstanding Class A common stock, and approximately 69.1% and 2.4%, respectively, of our outstanding Class B common stock, representing approximately 14.8% of our total voting power on that date. As of April 24, 2008, the Named Executive Officers beneficially owned as a group approximately 2.1% of our outstanding Class A common stock in the aggregate. The Compensation Committee believes that the current equity stakes of the Named Executive Officers closely align their interests with those of our shareholders.

Perquisites and Other Personal Benefits

Given the focus on cash and equity-based compensation in our industry, we do not believe that it is necessary to provide perquisites and other personal benefits as part of the total compensation of our Named Executive Officers. We do not provide to our Named Executive Officers perquisites such as personal financial planning services, tax advice, income tax preparation fees, housing or other living expenses, personal use of corporate aircraft or other personal travel, car allowances, commuting expenses or payment of uninsured medical costs. We do not provide tax “gross up” payments or other tax reimbursement payments to our Named Executive Officers.

Our Named Executive Officers are eligible to participate in our group health insurance and life insurance benefit programs on the same terms as other employees. We maintain corporate golf memberships at two facilities in the Washington, D.C. greater metropolitan area, which are used for business purposes. The corporate membership in one such facility is in the names of Mr. Hendrix and another company employee who is not a Named Executive Officer, as required by the club’s rules, but Mr. Hendrix receives no special privileges or other benefits as a result.

Deferred Compensation Plans

We do not have a deferred compensation plan available to our Named Executive Officers or to our other employees.

Post-Termination Compensation

With the exception of the employment and retention incentive agreements that were recently entered into by and between FBR Capital Markets and Richard J. Hendrix, we do not have employment contracts or post-termination compensation agreements with any of the Named Executive Officers, and we do not have contractual provisions or other arrangements with any of the Named Executive Officers, which provide for payments at, following, or in connection with the resignation, severance, retirement or other termination (including constructive termination) of a Named Executive Officer. The Board of Directors retains discretion to provide severance in a particular case, although we are under no obligation to do so. Unvested stock options and restricted stock awards held by grantees, including those held by Named Executive Officers, may vest upon a change of control or following a change of control as provided under the terms of our LTIP, including prior plans. The Compensation Committee is considering instituting formal policies with respect to severance for the Named Executive Officers.

Employee Stock Purchase Plans

Through the end of 2007, we offered an Employee Stock Purchase Plan (“ESPP”) that was open to all employees, including the Named Executive Officers, meeting certain eligibility conditions. The plan allowed for semi-annual purchases of our Class A common stock at a 15% discount to the lower of the market price on either the first or last day of the six month offering period preceding the date of purchase. Beginning in 2008, a similar Employee Stock Purchase Plan (“ESPP”) offered by FBR Capital Markets was open to all of our employees, including the Named Executive Officers, meeting certain eligibility conditions.

Retirement Benefits

As part of our policy of maintaining a compensation system that is incentive driven, we do not provide defined benefit plans or other retirement benefits to the Named Executive Officers, other than a defined contribution savings plan available to all of our employees pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). We provide matching contributions to certain employee contributions made under that plan for employees whose actual base salary, bonus and commission compensation is below $500,000 during the prior performance year.

Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) limits the ability of a public company to deduct for tax purposes compensation in excess of $1 million paid annually to each of the Chief Executive Officer and other executive officers named in the Summary Compensation Table. There are exemptions from this limit, including compensation that is based on the attainment of performance goals that are established by the Committee and approved by our shareholders. It is our intention to pay compensation that is fully tax deductible, pursuant to Section 162(m), when that is practicable. However, the Compensation Committee is of the view that there are circumstances in which the provision of compensation that is not fully deductible may be more consistent with the compensation philosophy and objectives of the Compensation Committee, as discussed above, and/or may be in the best interests of our company and our shareholders. The Compensation Committee’s ability to exercise discretion and to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as tax deductible under Section 162(m). The Compensation Committee believes that the compensation of the Named Executive Officers has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, our performance.

Other

In 2007, Mr. Billings served on our Board of Directors as its Chairman. Mr. Tonkel also served on our Board of Directors as a director. Neither Mr. Billings nor Mr. Tonkel received any director fees or other compensation from us for their service on our Board of Directors.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2007

The following table contains compensation information for the years ended December 31, 2007 and December 31, 2006, for our Named Executive Officers in each of those years.

During 2007, Eric F. Billings, our Chairman and Chief Executive Officer, J. Rock Tonkel, Jr., our President and Chief Operating Officer, and Richard J. Hendrix, President and Chief Operating Officer of FBR Capital Markets, served as members of our Board of Directors and/or the Board of Directors of FBR Capital Markets. Messrs. Billings, Tonkel and Hendrix did not receive additional compensation for serving on either of these boards.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)(3) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Comp. ($)	All Other Comp.(4) ($)	Total(6) ($)
Eric F. Billings Chairman and Chief Executive Officer	2007 2006	960,000 960,000	1,778,470 —	1,074,479 1,050,989	369,023 —	— —	7,879 28,801	4,189,851 2,039,790
Kurt R. Harrington Executive Vice President and Chief Financial Officer	2007 2006	250,000 250,000	675,496 600,000	208,812 136,112	136,675 —	— —	430 13,205	1,271,413 999,317
J. Rock Tonkel, Jr. President and Chief Operating Officer	2007 2006	750,000 750,000	5,004,798 —	925,054 1,312,178	246,015 —	— 871,019	3,578 11,956	6,929,445 2,945,153
Richard J. Hendrix(5) President and Chief Operating Officer of FBR Capital Markets Corporation	2007 2006	750,000 750,000	1,073,672 —	1,107,170 1,195,669	246,015 —	— —	430 170,156	3,177,287 2,115,825
William J. Ginivan Executive Vice President and Chief Legal Officer	2007 2006	250,000 250,000	775,496 600,000	300,479 220,217	102,506 —	— —	430 13,876	1,428,911 1,084,093

(1)	The amounts in this column reflect discretionary cash bonuses for 2007 performance. In addition, the amounts in this column for Mr. Harrington and Mr. Ginivan also include the aggregate grant date fair value of certain restricted shares of FBR Group Class A common stock and restricted shares of FBR Capital Markets common which were awarded in February 2008, as part of their 2007 discretionary bonus. The following table contains information regarding the stock awards granted to Mr. Harrington and Mr. Ginivan in February 2008:

Name	Grant Date	FBR Group Restricted Shares Granted (#)	FBR Capital Markets Restricted Shares Granted (#)	Aggregate Grant Date Fair Value Stock Awards ($)
Kurt R. Harrington	2/20/2008	17,182	7,257	100,000
William J. Ginivan	2/20/2008	21,478	9,071	125,000

In conjunction with the above stock awards, Mr. Harrington and Mr. Ginivan were issued additional restricted shares of FBR Group and FBR Capital Markets which are subject to vesting based on future service conditions. In accordance with SFAS No. 123R, stock-based compensation expense associated with these stock awards will be recognized over the service period and, therefore, excluded from our Summary Compensation Table for 2007 above. The restricted shares issued are as follows:

Name	Grant Date	FBR Group Restricted Shares Granted (#)	FBR Capital Markets Restricted Shares Granted (#)	Aggregate Grant Date Fair Value Stock Awards ($)
Kurt R. Harrington	2/20/2008	3,032	1,281	17,649
William J. Ginivan	2/20/2008	3,790	1,601	22,060

(2)	The amounts shown in the “Stock Awards” column and the “Option Awards” column reflect the dollar amounts of stock-based compensation expense recognized by us in 2007 in accordance with SFAS No. 123R and therefore include expense recognized with respect to stock and option grants made to the respective Named Executive Officers by us in prior years, which grants have previously been disclosed. These amounts include amounts attributable to stock awards and option awards granted by us prior to 2007 and granted by FBR Capital Markets in 2007. Neither we nor FBR Capital Markets granted any stock awards or option awards in accordance with SFAS No. 123R in 2006. For more information regarding the valuation of stock awards and option awards granted to our Named Executive Officers, please refer to Note 11 in the notes to our consolidated financial statements included in our 2007 Annual Report on Form 10-K and Note 13 in the notes to FBR Capital Markets’ consolidated financial statement included in its 2007 Annual Report on Form 10-K. An aggregate of 225,750 options to purchase FBR Group Class A common stock were forfeited by Named Executive Officers in 2007.

(3)	The amounts in the “Stock Awards” column for 2006 include the respective dollar amounts of stock-based compensation expense recognized by us in 2006 for all outstanding stock awards in accordance with SFAS No. 123R. The stock-based compensation expense recognized by us in 2006 related solely to stock awards that were granted prior to the beginning of our fiscal year ended December 31, 2006. No new stock awards were granted to our Named Executive Officers by us or FBR Capital Markets during 2006. Stock awards that were outstanding as of December 31, 2006, were included in our 2007 proxy statement in the table appearing under the heading “2006 Outstanding Equity Awards at Fiscal-Year End Table.”

(4)	In accordance with applicable SEC rules, the amounts in the “All Other Compensation” column for 2007 exclude dividends on restricted shares of FBR Group Class A common stock paid by us in 2007 in the following amounts: Mr. Billings—$22,282; Mr. Harrington—$6,838; Mr. Tonkel—$32,425; Mr. Hendrix— $31,387; and Mr. Ginivan–$11,838. In addition, the amounts in this column exclude $137,000 of deferred compensation, which was paid by FBR & Co. to Mr. Hendrix in 2007 and is discussed in more detail under the heading “—Nonqualified Deferred Compensation.” The amounts in this column for 2006 included dividends on restricted shares of FBR Group Class A common stock paid by us in 2006 and $150,800 of deferred compensation, which was paid by FBR & Co. to Mr. Hendrix in 2006.

(5)	Richard J. Hendrix, President and Chief Operating Officer of FBR Capital Markets, was the only Named Executive Officer who was solely dedicated to FBR Capital Markets during 2007. In 2007, Mr. Hendrix dedicated substantially all of his professional time to FBR Capital Markets but was paid by us. Compensation that we paid to Mr. Hendrix in 2007 is included in this table and in the Summary Compensation Table for 2007 in the 2007 proxy statement for FBR Capital Markets.

(6)	The amounts shown in this column include the dollar amounts of stock-based compensation expense recognized by us in 2007 in accordance with SFAS No. 123R and therefore include expense recognized with respect to stock and option grants made by us in prior years, which grants have previously been disclosed. See footnotes (2) and (3) above.

Grants of Plan-Based Awards Table for 2007

The following table presents information concerning each grant made to a Named Executive Officer in the fiscal year ended December 31, 2007, under any plan, including awards, if any, that subsequently have been transferred.

Name	Grant Date	Date of Comp. Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target(1) ($)	Estimated Future Payouts Under Equity Incentive Plan Awards: Target(2) (#)	All Other Stock Awards: Number of Shares of Stock (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value(3) ($)
Eric F. Billings	3/23/2007		—	—	—	—	—
	4/10/2007	7/20/2006	—	243,000	—	15.00	1,108,080
	7/25/2007		—	—	63,882	—	313,022
	7/25/2007		—	—	11,273	—	55,238
	7/25/2007		—	—	18,607	—	297,154
	7/25/2007		—	—	3,284	—	52,445
Kurt R. Harrington	3/23/2007		—	—	—	—	—
	4/10/2007	7/20/2006	—	90,000	—	15.00	410,400
	7/25/2007		—	—	9,896	—	48,490
	7/25/2007		—	—	1,746	—	8,555
	7/25/2007		—	—	2,882	—	46,026
	7/25/2007		—	—	509	—	8,129
J. Rock Tonkel, Jr.	3/23/2007		—	—	—	—	—
	4/10/2007	7/20/2006	—	162,000	—	15.00	738,720
	7/25/2007		—	—	72,184	—	353,702
	7/25/2007		—	—	12,738	—	62,416
Richard J. Hendrix	3/23/2007		—	—	—	—	—
	4/10/2007	7/20/2006	—	162,000	—	15.00	738,720
	7/25/2007		—	—	22,466	—	358,782
	7/25/2007		—	—	3,965	—	63,321
William J. Ginivan	3/23/2007		—	—	—	—	—
	4/10/2007	7/20/2006	—	67,500	—	15.00	307,800
	7/25/2007		—	—	9,896	—	48,490
	7/25/2007		—	—	1,746	—	8,555
	7/25/2007		—	—	2,882	—	46,026
	7/25/2007		—	—	509	—	8,129

(1)	Performance-based awards granted to our Named Executive Officers provided for a single payout (payable in cash or equity at the discretion of our Compensation Committee) from the 2007 executive bonus pool established under our Key Employee Incentive Plan. The amount payable to our Named Executive Officers was based on a pre-determined percentage of the bonus pool, which was set at eight percent of our pre-tax net income (excluding our subprime business and assets) before deducting the executive bonus pool for 2007. The amount in this column represents the amount that would be paid out from the bonus pool if we had achieved the same pre-tax net income (excluding our subprime business and assets) before deducting the executive bonus pool for 2007, as was achieved for 2006. The 2007 executive bonus pool is discussed in more detail under the heading “Compensation Discussion and Analysis—Performance-Based Annual Incentive Compensation.” No amounts were paid out of the 2007 executive bonus pool to our Named Executive Officers.

(2)	The amounts in this column reflect the total number of options to acquire shares of FBR Capital Markets common stock that will vest upon the satisfaction of the performance-based vesting condition described below. In connection with the July 2006 private offering by FBR Capital Markets of its common stock, FBR Capital Markets granted these options to our Named Executive Officers in their capacities as executive officers of FBR Capital Markets pursuant to the FBR Capital Markets Long-Term Incentive Plan. These options vest in full on July 20, 2009 if, commencing with the quarter ended September 30, 2006 and ending with the quarter ending June 30, 2009, FBR Capital Markets has an average after-tax return on equity (calculated over the period of any four consecutive quarters) that exceeds ten percent. If this performance-based vesting condition is not met by the end of the three-year vesting period, these options will expire unvested.

(3)	Grant date fair value has been computed in accordance with SFAS No. 123R. The grant date fair value of restricted stock awards is equal to the market price of our Class A common stock or FBR Capital Markets common stock, as the case may be, on the date of grant in accordance with SFAS No. 123R. On the date of grant, the market price of our Class A common stock was $4.90 and the market price of FBR Capital Markets common stock was $15.97. For more information regarding the valuation of stock awards and option awards granted to our Named Executive Officers, please refer to Note 11 in the notes to our consolidated financial statements included in our 2007 Annual Report on Form 10-K and Note 13 in the notes to FBR Capital Markets’ consolidated financial statement included in its 2007 Annual Report on Form 10-K.

Outstanding Equity Awards (FBR Group) At 2007 Fiscal Year-End

The following table sets forth information concerning our company’s equity awards held by our Named Executive Officers that were outstanding at December 31, 2007.

Name	Stock Awards
	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested(1) ($)
Eric F. Billings	132,587	(2)	416,323
Kurt R. Harrington	39,664	(3)	124,545
J. Rock Tonkel, Jr.	157,904	(4)	495,819
Richard J. Hendrix	66,214	(5)	207,912
William J. Ginivan	64,664	(6)	203,045

(1)	The market value of the restricted shares was calculated based on $3.14 per share, the closing price of the Company’s Class A common stock on December 31, 2007. Dividends are paid on outstanding shares of restricted stock at the same rate as paid to all holders of record of the Company’s Class A common stock.

(2)	The unvested shares of restricted stock held by Mr. Billings at December 31, 2007 will vest as follows: 15,765 shares (these shares vested on February 8, 2008); 41,667 shares (these shares will vest on August 5, 2008, subject to continued employment with the Company); 63,882 shares (these shares will vest ratably in three annual installments beginning on July 25, 2008, subject to continued employment with the Company); and 11,273 shares (these shares will vest in full on July 25, 2010, subject to continued employment with the Company).

(3)	The unvested shares of restricted stock held by Mr. Harrington at December 31, 2007 vest as follows: 3,022 shares (these shares vested on February 23, 2008); 25,000 shares (these shares will vest on February 9, 2009, subject to continued employment with the Company); 9,896 shares (these shares will vest ratably in three annual installments beginning on July 25, 2008, subject to continued employment with the Company); and 1,746 shares (these shares will vest in full on July 25, 2010, subject to continued employment with the Company).

(4)	The unvested shares of restricted stock held by Mr. Tonkel at December 31, 2007 vest as follows: 35,648 shares (these shares vested on February 28, 2008); 37,334 (these shares will vest on August 5, 2008, subject to continued employment with the Company); 72,184 (these shares will vest ratably in three annual installments beginning on July 25, 2008, subject to continued employment with the Company); and 12,738 shares (these shares will vest in full on July 25, 2010, subject to continued employment with the Company).

(5)	The unvested shares of restricted stock held by Mr. Hendrix at December 31, 2007 vest as follows: 28,880 shares (these shares vested on February 23, 2008); and 37,334 shares (these shares will vest on August 5, 2008, subject to continued employment with the Company).

(6)	The unvested shares of restricted stock held by Mr. Ginivan at December 31, 2007 vest as follows: 3,022 shares (these shares vested on March 23, 2008); 50,000 shares (these shares will vest on March 9, 2009, subject to continued employment with the Company); 9,896 (these shares will vest ratably in three annual installments beginning on July 25, 2008, subject to continued employment with the Company); 1,746 (these shares will vest in full on July 25, 2010, subject to continued employment with the Company).

Outstanding Equity Awards (FBR Capital Markets) At 2007 Fiscal Year-End

The following table sets forth information concerning FBR Capital Markets equity awards held by the Named Executive Officers that were outstanding at December 31, 2007.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)
Eric F. Billings	—	—	243,000	15.00	7/20/2012	21,891	209,716	(3)
Kurt R. Harrington	—	—	90,000	15.00	7/20/2012	3,391	32,486	(4)
J. Rock Tonkel, Jr.	—	—	162,000	15.00	7/20/2012	—	—
Richard J. Hendrix	—	—	162,000	15.00	7/20/2012	26,431	253,209	(5)
William J. Ginivan	—	—	67,500	15.00	7/20/2012	3,391	32,486	(6)

(1)	These options were granted in the second quarter of 2007 to the Named Executive Officers in their capacities as executive officers of FBR Capital Markets. The options will vest on July 20, 2009 (subject to FBR Capital Markets achieving certain performance-based vesting criteria approved by the FBR Capital Markets Board of Directors during the second quarter of 2007 and described below). Commencing with the quarter ended September 30, 2006 and ending with the quarter ending June 30, 2009, FBR Capital Markets’ average after-tax return on equity, calculated over the period of any four consecutive quarters, must exceed 10% in order for these options to vest. If the performance-based vesting condition is not met by the end of the three-year vesting period, these options will expire unvested.

(2)	The market value of the restricted shares was calculated based on $9.58 per share, the closing price of FBR Capital Markets common stock on December 31, 2007. Dividends, if any, will be paid on outstanding shares of restricted stock at the same rate as paid to all holders of record of FBR Capital Markets common stock.

(3)	The unvested shares of restricted stock held by Mr. Billings at December 31, 2007 vest as follows: 18,607 (these shares will vest ratably in three annual installments beginning on July 25, 2008, subject to continued employment with FBR Capital Markets); and 3,284 shares (these shares will vest in full on July 25, 2010, subject to continued employment with FBR Capital Markets).

(4)	The unvested shares of restricted stock held by Mr. Harrington at December 31, 2007 vest as follows: 2,882 shares (these shares will vest ratably in three annual installments beginning on July 25, 2008, subject to continued employment with FBR Capital Markets); and 509 shares (these shares will vest in full on July 25, 2010, subject to continued employment with FBR Capital Markets).

(5)	The unvested shares of restricted stock held by Mr. Hendrix at December 31, 2007 vest as follows: 22,466 shares (these shares will vest ratably in three annual installments beginning on July 25, 2008, subject to continued employment with FBR Capital Markets; and 3,965 shares (these shares will vest in full on July 25, 2010, subject to continued employment with FBR Capital Markets).

(6)	The unvested shares of restricted stock held by Mr. Ginivan vest as follows: 2,882 shares (these shares will vest ratably in three annual installments beginning on July 25, 2008, subject to continued employment by FBR Capital Markets); and 509 shares (these shares will vest in full on July 25, 2010, subject to continued employment by FBR Capital Markets).

Option Exercises and Stock Vested

The following table sets forth certain information regarding vesting of FBR Group stock awards during the year ended December 31, 2007. No stock options to purchase FBR Group Class A or Class B common stock or FBR Capital Markets common stock were exercised by the Named Executive Officers in 2007. No FBR Capital Markets stock awards granted to the Named Executive Officers vested in 2007.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Eric F. Billings	57,431	298,930
Kurt R. Harrington	13,021	90,093
J. Rock Tonkel, Jr.	159,981	975,929
Richard J. Hendrix	188,212	1,100,071
William J. Ginivan	13,021	90,093

(1)	The value realized on vesting is computed by multiplying the number of shares vesting by the market value of the underlying shares on the applicable vesting date.

Nonqualified Deferred Compensation

The following table sets for certain information with respect to the deferral of compensation that was earned by Mr. Hendrix in 2003 and paid out in 2007.

Name	Aggregate Withdrawals/ Distributions(1)	Aggregate Balance at December 31, 2007
Richard J. Hendrix	$137,000	—

(1)	Our affiliate, Friedman, Billings, Ramsey & Co., Inc., received warrants to acquire shares of Highland Hospitality Corporation common stock at $10.00 per share as underwriting compensation in connection with Highland’s initial public offering in December 2003. In 2004, Mr. Hendrix was allocated 60,000 warrants as compensation for his 2003 activities in investment banking and not as an executive officer of our company. In 2006, Friedman, Billings, Ramsey & Co., Inc. exercised a portion of the Highland warrants and sold the underlying shares of common stock. As a result of the 2006 transaction, Mr. Hendrix was allocated $150,800 (reflecting the proceeds from the sale of common stock underlying 40,000 warrants allocated to Mr. Hendrix in 2004). In 2007, Friedman, Billings, Ramsey & Co., Inc. exercised a portion of the Highland warrants and sold the underlying shares. As a result of this transaction, Mr. Hendrix was allocated $137,000 of the net proceeds from this transaction (reflecting the proceeds from the sale of common stock underlying 20,000 warrants allocated to Mr. Hendrix in 2004). The portion of the sale proceeds allocated to Mr. Hendrix in 2006 was included in the “All Other Compensation” column of the Summary Compensation Table in the proxy statement for our 2007 annual meeting of shareholders. The portion of the sale proceeds allocated to Mr. Hendrix in 2007 was not included in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement because these amounts were earned for services in 2003.

COMPENSATION COMMITTEE REPORT

The following report is submitted by the Compensation Committee of the Board of Directors of Friedman, Billings, Ramsey Group, Inc. (the “Company”), which is composed of three independent directors, Messrs. Wall (Chairman), Gallagher and Harlan. The Board of Directors has concluded that each member of the Compensation Committee is independent according to the independence standards set forth in the NYSE listing standards and the Company’s Corporate Governance Guidelines.

The Compensation Committee oversees the Company’s compensation program on behalf of the Board of Directors. During 2007, the Compensation Committee met seven times. In fulfilling its oversight duties, the Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” set forth in this proxy statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2007.

Respectfully submitted,

John T. Wall, Chairman

Peter A. Gallagher

Stephen D. Harlan

April 30, 2008

AUDIT COMMITTEE REPORT

The following report is submitted by the Audit Committee of the Board of Directors of Friedman, Billings, Ramsey Group, Inc. (the “Company”), which is composed of four independent directors, Messrs. Michael (Chairman), Gallagher, Harlan and Wall. The Board of Directors has concluded that each member of the Audit Committee is independent according to the Company’s categorical standards. The Board of Directors has determined that Mr. Harlan and Mr. Michael are qualified as “audit committee financial experts” within the meaning of the SEC’s regulations and possess related financial management expertise within the meaning of the listing standards of the NYSE.

The Audit Committee assists the Board of Directors in monitoring the Company’s financial reporting process. The Company has primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for expressing an opinion on the Company’s consolidated financial statements and on its internal control over financial reporting as of December 31, 2007, and on its 2006 and 2005 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2007 Annual Report on SEC Form 10-K with the Company’s management and its independent registered public accountants. The Audit Committee discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has received the written disclosures and the letter from PwC as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PwC its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Also, in accordance with the charter of the Audit Committee, the Audit Committee met quarterly with its independent registered public accountants and with senior financial management to review their work and the financial results reported for the quarter, and otherwise complied with all provisions of such charter.

Respectfully submitted,

Ralph S. Michael, III, Chairman

Peter A. Gallagher

Stephen D. Harlan

John T. Wall

April 30, 2008

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment, as permitted under our Bylaws and Virginia law.

By Order of the Board of Directors

William J. Ginivan

Executive Vice President and Chief Legal Officer

April 30, 2008

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

1001 Nineteenth Street North Arlington, VA 22209

Proxy

ANNUAL MEETING OF SHAREHOLDERS

JUNE 5, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 5, 2008 AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby appoints William J. Ginivan, Kurt R. Harrington and Ann Marie Pulsch, or any of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all common stock of the undersigned in Friedman, Billings, Ramsey Group, Inc. at the Annual Meeting of Shareholders to be held at the Park Hyatt Washington Hotel, 1201 24th Street, NW, Washington, DC, on Thursday, June 5, 2008 at 1:00 p.m., and at any adjournment or postponement thereof, in the manner stated herein as to the following matters and in their discretion on any other matters that may properly come before the meeting or at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

June 5, 2008

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

20830300000000000000 8 060508

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS AND "FOR" THE PROPOSAL TO APPROVE THE AMENDED KEY EMPLOYEE INCENTIVE PLAN.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

FOR AGAINST ABSTAIN

1. To elect eight directors of the Company. 2. To ratify the appointment of PricewaterhouseCoopers, LLP as the Company's independent registered public accounting firm for

NOMINEES:

2008.

FOR ALL NOMINEES O Eric F. Billings

O Daniel J. Altobello

O Peter A. Gallagher 3. To act upon such other matters as may properly come before the

WITHHOLD AUTHORITY

FOR ALL NOMINEES O Russell C. Lindner annual meeting or any adjournment or postponement thereof.

O Ralph S. Michael, III

FOR ALL EXCEPT O Wallace L. Timmeny This proxy, when properly executed, will be voted in the manner directed

(See instructions below)

O J. Rock Tonkel, Jr. herein by the undersigned shareholder. Unless otherwise specified, the

O John T. Wall shares will be voted "FOR" the proposals set forth above. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting and any adjournment or postponement thereof.

The signer hereby revokes all previous proxies given by the signer to vote at the annual meeting or any adjournment or postponement thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.